Filed Pursuant to Rule 424(b)(3)
Registration No. 333-189896

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 6, 2013

PRELIMINARY PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED JULY 30, 2013

República Oriental del Uruguay
US$
% Bonds due 2024

Pursuant to this prospectus supplement, the Republic of Uruguay (“Uruguay”) is offering     % US$ Bonds due 2024 (the “Bonds”).

Maturity The Bonds will mature on August , 2024. See “Description of the Bonds.”	Status Direct, unconditional and unsecured external indebtedness of Uruguay.

Principal Principal will be repaid in three nominally equal installments on August , 2022, August , 2023 and at maturity.	Issuance Issued through the book-entry system of The Depository Trust Company on or about August , 2013.

Interest Interest will be payable in arrears on February and August of each year, commencing on February , 2014.	Listing Application will be made to admit the Bonds to the Luxembourg Stock Exchange and to have the Bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

The Bonds contain collective action clauses with provisions regarding future modifications to the terms of debt securities issued under the indenture. Under those provisions, which are described on page 8 of the prospectus and page S-22 of this prospectus supplement, modifications affecting the reserve matters listed in the indenture, including modifications to payment and other important terms, may be made to a single series of debt securities issued under the indenture with the consent of the holders of 75% of the aggregate principal amount outstanding of that series, and to multiple series of debt securities issued under the indenture with the consent of the holders of 85% of the aggregate principal amount outstanding of all series that would be affected and 66 2/3% in aggregate principal amount outstanding of each affected series.

	Per Bond¹		Total
Public Offering Price2 3		%	US$
Underwriting Discount		%	US$
Proceeds, before expenses, to Uruguay		%	US$

[1]	As a percentage of principal amount.
[2]

Subject to market conditions, Uruguay reserves the right to increase the aggregate principal amount of the Bonds by up to 10% of the Bonds offered by this prospectus supplement, or US$        , during Asian market hours on August     , 2013. Such additional Bonds may be sold at a price to the public that is higher than or equal to (but not less than) the price offered to the public in the United States.

[3]	You will also pay accrued interest from August , 2013 if settlement occurs after that date.

Investing in the Bonds involves risks. See “Risk Factors and Investment Considerations” on page S-6 of this prospectus supplement.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

Joint Bookrunners

Deutsche Bank Securities	HSBC

The date of this prospectus supplement is August     , 2013.

-i-

INTRODUCTION

This prospectus supplements the Republic of Uruguay’s prospectus dated July 30, 2013, setting forth in general terms the conditions of the securities of the Republic of Uruguay issued under the trust indenture under which the Bonds will be issued and should be read together with the 2012 Annual Report (as defined below) and Amendment No. 1 to the 2012 Annual Report (as defined below).

The Bonds that Uruguay issues in the United States are being offered under Uruguay’s registration statement (file no. 333-189896) (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on July 11, 2013 as amended by the Pre-Effective Amendment No. 1 filed with the SEC on July 29, 2013. The accompanying prospectus is part of the Registration Statement, which became effective on July 30, 2013. The accompanying prospectus provides you with a general description of the debt securities that Uruguay may offer. This prospectus supplement contains specific information about the terms of the Bonds and may add or change information provided in the accompanying prospectus. Consequently, you should read this prospectus supplement together with the accompanying prospectus, as each contains information regarding Uruguay, the Bonds and other matters. You can inspect these documents at the office of the SEC listed in this prospectus supplement under “General Information—Where You Can Find More Information.” Uruguay has not authorized anyone else to provide you with different information. Uruguay and the underwriters are offering the Bonds only in jurisdictions where it is lawful to do so.

Uruguay is furnishing this prospectus supplement and the prospectus solely for use by prospective investors in connection with their consideration of a purchase of the Bonds. Uruguay confirms that:

•	the information contained in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading;

•	it has not omitted other facts the omission of which makes this prospectus supplement and the accompanying prospectus as a whole misleading; and

•	it accepts responsibility for the information it has provided in this prospectus supplement and the accompanying prospectus.

The Bonds are offered for sale in the United States and other jurisdictions where it is legal to make these offers. The distribution of this prospectus supplement and the accompanying prospectus, and the offering of the Bonds in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come and investors in the Bonds should inform themselves about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Accordingly, no Bonds may be offered or sold, directly or indirectly, and neither this prospectus supplement nor any offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations and the underwriters have represented that all offers and sales by them will be made on the same terms. Persons into whose possession this prospectus supplement comes are required by Uruguay and the underwriters to inform themselves about and to observe any such restriction. In particular, there are restrictions on the distribution of this prospectus supplement and the offer or sale of Bonds in Austria, Bahamas, Belgium, Canada, Denmark, European Economic Area (“EEA”), France, Germany, Hong Kong, Italy, Luxembourg, Netherlands, Switzerland and the United Kingdom, see the section entitled “Plan of Distribution”.

In any EEA Member State that has implemented the Prospectus Directive, this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of Bonds in any Member State of the EEA (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Bonds. Accordingly any person making or intending to make any offer within the EEA of Bonds which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for Uruguay or any of the underwriters to publish a prospectus a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Uruguay nor the underwriters have authorized, nor do they authorize, the making of any offer (other than Permitted Public Offers) of Bonds in circumstances in which an obligation arises for Uruguay or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Bonds are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

INCORPORATION BY REFERENCE

Documents Filed with the SEC

The SEC allows Uruguay to incorporate by reference some information that Uruguay files with the SEC. Uruguay can disclose important information to you by referring you to those documents. The following documents, which Uruguay has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus supplement and any accompanying prospectus with the exception of documents incorporated therein:

•	Uruguay’s annual report on Form 18-K for the year ended December 31, 2012 (the “2012 Annual Report”), filed with the SEC on July 9, 2013 (File No. 333-07128); and

•	Amendment No. 1 on Form 18-K/A to the 2012 Annual Report, filed with the SEC on July 29, 2013 (the “Amendment No. 1 to the 2012 Annual Report”) (File No. 333-07128).

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

República Oriental del Uruguay

c/o Ministry of Economy and Finance

Colonia 1089—Third Floor

11100 Montevideo

República Oriental del Uruguay

Fax No.: 598-2-1712-2716

Attention: Ms. Azucena Arbeleche

SCHEDULED DATA DISSEMINATION

Uruguay is a subscribing member of the International Monetary Fund’s (“IMF”) Special Data Dissemination Standard or SDDS. See “Data Dissemination” in the accompanying prospectus. Precise dates or “no-later-than-dates” for the release of data by Uruguay under the SDDS are disseminated in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board located at http://dsbb.imf.org. Neither the government nor the underwriters acting on behalf of Uruguay in connection with the offer and sale of securities as contemplated in this prospectus supplement accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus supplement.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Uruguay has converted historical amounts translated into U.S. dollars (“U.S. dollars”, “dollars” or “US$”) or pesos (“pesos,” “Uruguayan pesos” and “Ps.”) at historical annual average exchange rates. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

SUMMARY OF THE OFFERING

The information below presents a summary of certain terms of the     % US$ Bonds due 2024 (the “Bonds”). This summary must be read as an introduction to this prospectus supplement and prospectus and any decision to invest in the Bonds should be based on a consideration of the prospectus supplement and prospectus as a whole, including the documents incorporated by reference. This summary does not contain all of the information that may be important to you as a potential investor in the Bonds. You should read the indenture and the form of Bonds before making your investment decision. Uruguay has filed the indenture and the form of Bonds with the SEC and will also file copies of these documents at the offices of the trustee.

Issuer	The Republic of Uruguay.

Banco Central	Banco Central del Uruguay.

Indenture	The Bonds are being issued under a trust indenture dated as of May 29, 2003.

Principal Amount	US$ . Subject to market conditions, Uruguay reserves the right to increase the aggregate principal amount of the Bonds by up to 10% of the Bonds offered by this prospectus supplement, or US$ , during Asian market hours on August , 2013. Such additional Bonds may be sold at a price to the public that is higher than or equal to (but not less than) the price offered to the public in the United States.

Issue Price	% of the principal amount plus interest accrued from August , 2013, if settlement occurs after that date.

Maturity	August , 2024.

Payment of Principal	Principal will be repaid in three nominally equal installments on August , 2022, August 2023 and at maturity.

Payment of Interest	Amounts due in respect of interest will be accrued and paid semi-annually in arrears on February and August of each year, commencing on February , 2014. Interest on the Bonds will be calculated on the basis of a 360-day year of twelve 30-day months.

Form and Settlement	Uruguay will issue the Bonds in the form of one or more fully registered global securities, without interest coupons. No Bonds will be issued in bearer form.

Denominations	Uruguay will issue the Bonds only in minimum denominations of US$1.00 and integral multiples of US$1.00 in excess thereof.

Withholding Tax and Additional Amounts	Uruguay will make payments of principal and interest in respect of the Bonds without withholding or deducting for or on account of any present or future Uruguayan taxes, duties, assessments or governmental charges of whatever nature except as set forth in “Description of the Bonds—Additional Amounts.”

Further Issues	Uruguay may, from time to time, without your consent, create and issue further debt securities having the same terms as and ranking equally with the Bonds in all respects and such further debt securities will be consolidated and form a single series with the Bonds.

Governing Law and Jurisdiction	New York.

Settlement Date	August , 2013.

Listing	Application will be made to admit the Bonds to the Luxembourg Stock Exchange and to have the Bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Taxation	For a discussion of U.S. federal tax consequences associated with the Bonds, see “Taxation” in the accompanying prospectus. For a discussion of Uruguayan tax consequences associated with the Bonds, see “Taxation—Uruguayan Income Tax Consequences” in this prospectus supplement and “Taxation” in the accompanying prospectus. You should consult your own tax advisors regarding the possible tax consequences under the laws of jurisdictions that apply to you and to your ownership and disposition of the Bonds.

Trustee	The Bank of New York Mellon.

Luxembourg Listing Agent	The Bank of New York Mellon (Luxembourg) S.A.

Conflicts of Interest	As described in the “Use of Proceeds,” some of the net proceeds of this offering may be used to fund our purchase of the Old Bonds. An affiliate of the B&D Bank for the Offer to Purchase may be a holder of certain of the Old Bonds as set forth in the Offer to Purchase and may receive 5% or more of the proceeds from this offering. Because of the manner in which the net proceeds are being used, this offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering because the securities offered hereby are investment grade rated. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Additionally, client accounts over which the B&D Bank has investment discretion are not permitted to purchase the Bonds, either directly or indirectly, without the specific written approval of the accountholder.

RISK FACTORS AND INVESTMENT CONSIDERATIONS

An investment in the Bonds involves a significant degree of risk. Investors are urged to read carefully the entirety of the prospectus together with this prospectus supplement and to note, in particular, the following considerations.

Risk Factors and Investment Considerations Relating to the Bonds

Enforcement of Civil Liabilities; Waiver of Sovereign Immunity.

Uruguay is a foreign sovereign state. Consequently, it may be difficult for you or the trustee to obtain or enforce judgments of courts in the United States or elsewhere against Uruguay. See “Description of the Securities—Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment,” in the accompanying prospectus.

Market for the Bonds.

Uruguay has been advised by the underwriters that the underwriters may make a market in the Bonds but they are not obligated to do so and may discontinue market making at any time without notice. Application will be made to admit the Bonds to the Luxembourg Stock Exchange and to have the Bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the Bonds. The price at which the Bonds will trade in the secondary market is uncertain.

Recent federal court decisions in New York create uncertainty regarding the meaning of ranking provisions and could potentially reduce or hinder the ability of sovereign issuers to restructure their public sector debt.

In ongoing litigation in federal courts in New York captioned NML Capital, Ltd. v. Republic of Argentina, the U.S. Court of Appeals for the Second Circuit has ruled that the ranking clause in bonds issued by Argentina prevents Argentina from making payments in respect of the bonds unless it makes pro rata payments in respect of defaulted debt that ranks pari passu with the performing bonds. The judgment has been appealed.

We cannot predict when or in what form a final appellate decision will be granted. Depending on the scope of the final decision, a final decision that requires ratable payments could potentially hinder or impede future sovereign debt restructurings and distressed debt management unless sovereign issuers obtain the requisite creditor consents under their debt, pursuant to a collective action clause, such as the collective action clause contained in the Bonds, if applicable, or otherwise. See “Description of the Bonds—Modifications.” Uruguay cannot predict whether or in what manner the courts will resolve this dispute or how any such judgment will be applied or implemented.

Risk Factors and Investment Considerations Relating to Uruguay

Uruguay’s economy remains vulnerable to external shocks and to adverse developments affecting its major trading partners or by more general “contagion” effects, which could have a material adverse effect on Uruguay’s economic growth and its ability to rely on the international capital markets as a source of financing.

Investment in emerging market economies generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from international and domestic developments. Uruguay’s economy remains vulnerable to external shocks, including those relative to or similar to the global economic crisis that began in 2008 and the recent uncertainties surrounding European sovereign debt. Uruguay’s economy is also vulnerable to adverse developments affecting its principal trading partners. A significant decline in the economic growth of any of Uruguay’s major trading partners could have a material adverse impact on Uruguay’s balance of trade and adversely affect Uruguay’s economic growth.

In addition, because reactions of “international investors” to events occurring in one market, particularly emerging markets, frequently appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Uruguay could be adversely affected by negative economic or financial developments in other markets. Furthermore, the ongoing instability affecting the European financial markets could adversely affect investors’ confidence in other markets, such as Uruguay.

There can be no assurance that external shocks and uncertainties affecting members of the European Union or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America. These events, as well as economic and political developments affecting the economies of Uruguay’s principal trading partners, may adversely affect Uruguay’s ability to raise capital in the external debt markets in the future, as well as its economic condition.

Domestic factors could lead to a reduced growth and decrease of foreign investment in Uruguay.

Adverse domestic factors, such as domestic inflation, high domestic interest rates, exchange rate volatility and political uncertainty, could lead to lower growth in Uruguay, declines in foreign direct and portfolio investment and potentially lower international reserves. In addition, any of these factors may adversely affect the liquidity of, and trading markets for, Uruguay’s bonds.

USE OF PROCEEDS

The net proceeds to Uruguay from the sale of the Bonds will be approximately US$        , after deduction of underwriting discounts and commissions and of certain expenses payable by Uruguay estimated at US$         in the aggregate. Uruguay intends to use a portion of the net proceeds of the sale of the Bonds for liability management transactions, which may include payment of the purchase price for certain outstanding bonds of Uruguay (the “Old Bonds”) that Uruguay may purchase pursuant to its offer to purchase for cash on the terms and subject to the conditions set forth in an offer to purchase, dated August 6, 2013 (the “Offer to Purchase”), and the balance for the general purposes of the government, including financial investment and the refinancing, repurchase or retiring of domestic and external indebtedness.

RECENT DEVELOPMENTS

The information included in this section supplements the information about Uruguay corresponding to the headings below that are contained in Exhibit D to the 2012 Annual Report. To the extent that the information included in this section differs from the information set forth in the 2012 Annual Report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the 2012 Annual Report.

INTRODUCTION

In March 2013, Banco Central adjusted its criteria with respect to the publication of the public sector debt statistics to adopt fully those followed by the IMF and the World Bank. Prior to 2013, deposits of the non-financial public sector held with Uruguay’s banking system had been deducted from Uruguay’s gross domestic public sector debt. According to the new methodology adopted by Banco Central, deposits of the non-financial public sector held with Uruguay’s banking system are solely recorded as assets and are no longer deducted from gross domestic public sector debt to make Uruguayan statistics comparable with statistics published by other countries that follow the IMF and World Bank’s methodology. Data relating to gross domestic public debt sector for prior years has been restated following this new methodology. The change in reporting methodology has no impact on Uruguay’s data regarding total gross public external debt.

THE ECONOMY

The Mercosur Agreements

As a result of the impeachment of former President Mr. Lugo in June 2012 and his destitution by the Paraguayan Congress, Paraguay was temporarily suspended as a Mercosur member in July 2012. In addition, in July 2012, Mercosur members (other than Paraguay) admitted the Republic of Venezuela as a full member of Mercosur. Venezuela is required to adopt the Mercosur common external tariff by 2016. In April 2013, Paraguay held presidential elections and in July 2013 Mercosur members lifted Paraguay’s suspension. Paraguay must decide whether to rejoin Mercosur.

GROSS DOMESTIC PRODUCT AND STRUCTURE OF THE ECONOMY

The following table sets forth information regarding gross domestic product (“GDP”) for the periods indicated. The figures included in the table are based on 2005 prices (in accordance with the Integral Revision of the National Accounts published by Banco Central in March 2009) to eliminate distortions introduced by changes in relative prices.

Change in Gross Domestic Product by Expenditure

(% change from previous year, except as otherwise indicated, 2005 prices)

	2008(1)	2009(1)	2010(1)	2011(1)	2012(1)	January/March 2013(1)(2)
Government consumption	9.3%	4.1%	1.0%	3.6%	5.4%	5.2%
Private consumption	9.1	(1.6)	13.7	8.9	6.5	4.8
Gross fixed investment	19.3	(5.7)	13.3	5.5	19.4	14.4
Public sector (% of gross fixed investment)	21.4	9.5	(6.1)	(12.1)	5.2	21.7
Private sector (% of gross fixed investment)	18.7	(10.1)	20.1	10.3	22.5	11.3
Exports of goods and services	8.5	4.2	7.8	6.3	1.6	(9.9)
Imports of goods and services	24.4	(9.3)	14.8	13.4	13.6	0.1

(1)	Preliminary data.
(2)	January 1- March 31, 2013 compared to January 1- March 31, 2012.

Source: Banco Central.

Principal Sectors of the Economy

The following table sets forth the components of Uruguay’s GDP and their respective growth rates for the periods indicated. The percentages included in the table are based on 2005 prices to eliminate distortions introduced by changes in relative prices.

Change in Gross Domestic Product by Sector

(% change from previous year, except as otherwise indicated, 2005 prices)

	2008(1)	2009(1)	2010(1)	2011(1)	2012(1)	January/March 2013(1)(2)
Agriculture, livestock and fishing(3)	2.1%	1.6%	0.5%	4.4%	(1.6)%	5.7%
Mining	1.7	0.3	2.1	7.3	15.5	n/a
Manufacturing	8.1	(3.7)	3.6	1.2	1.6	2.0
Electricity, gas and water	(51.1)	15.6	88.0	(25.6)	(21.9)	163.6
Construction	2.6	0.7	3.7	6.5	18.7	1.3
Commerce, restaurants and hotels	11.9	1.4	13.6	9.9	3.4	0.4
Transportation, storage and communications	30.7	12.5	17.6	12.6	7.4	4.4
Real estate, business, financial and insurance services	4.5	1.5	4.5	7.7	5.4	n/a
Other services(4)(5)	4.6	3.8	1.8	2.7	3.3	1.3
Total GDP	7.2%	2.4%	8.9%	5.7%	3.9%	3.7%

n/a: not available

(1)	Preliminary data.
(2)	January 1- March 31, 2013 compared to January 1- March 31, 2012.
(3)	Data for the period January/March 2013, includes mining.
(4)	Includes public sector services and other services.
(5)	Data for the period January/March 2013, includes real estate, business, financial and insurance services.

Source: Banco Central.

Uruguay’s GDP grew by 3.7% in the first quarter of 2013 compared with the same period of 2012. The increase in the first quarter of 2013 was mainly due to improved levels of activity, primarily in the electricity, gas and water sector, the agriculture, livestock and fishing sector and the transportation storage and communication sector.

In the first quarter of 2013, Uruguay’s GDP increased 1.2% (measured on a seasonally adjusted basis) compared to the last quarter of 2012.

Agriculture, Livestock and Fishing

In the first quarter of 2013, the agriculture, livestock and fishing sector grew by 5.7% compared with the same period of 2012 driven by the improvement in the agricultural sector, in particular, the strong expansion of soybean and wheat production fueled by high international commodity prices and favorable weather conditions. In addition, cattle production increased during this period as a result of the normalization of rainfall levels. This increase was partially offset by a decrease in milk production.

Manufacturing

In the first quarter of 2013, the manufacturing sector grew by 2.0% compared with the same period of 2012. This increase was mainly driven by oil and refined products, pulp and paper products and leather goods, offsetting decreases in foodstuffs, textiles and machinery.

Electricity, Gas and Water

In the first quarter of 2013, the electricity, gas and water sector grew by 163.6% compared with the same period of 2012. This increase was the result of normalization of rainfall levels, which in turn allowed an increased use of hydroelectric source for electricity generation.

Construction

In the first quarter of 2013, the construction sector grew by 1.3% compared with the same period of 2012. This increase was mainly due to public and private sector investment. Public sector investment was fueled by infrastructure projects by UTE (electric power utility company), ANTEL (telecommunications company) and ANP (which operates most of Uruguay’s ports).

Commerce, Restaurants and Hotels

In the first quarter of 2013, the commerce, restaurants and hotels sector grew by 0.4% compared with the same period of 2012. This increase was mainly due to an increase in commerce, as a result of an increase in consumption of imported products. This increase was partially offset by a decrease in restaurants and hotels due to a decrease in tourism activities.

Transportation, Storage and Communications

In the first quarter of 2013, the transportation, storage and communications sector grew by 4.4% compared with the same period of 2012. This increase is attributable mainly to the communications segment, reflecting an increase in the use of mobile communication and internet services. This increase was partially offset by a decrease in transportation, mainly as a result of the discontinuation of Pluna’s activities.

Employment, Labor and Wages

Employment

The employment rate decreased from 59.8% at May 31, 2012 to 59.7% at May 31, 2013. Unemployment declined from 6.7% at May 31, 2012 to 6.3% at May 31, 2013.

The following table sets forth certain information regarding employment and labor in Uruguay as of the dates indicated.

Employment and Labor

(% by population)

	As of December 31,					As of May 31,
	2008	2009	2010	2011	2012	2013
Nationwide:
Participation rate(1)(2)	62.5%	63.1%	62.7%	64.5%	63.8%	63.7
Employment rate(3)	57.7	58.5	58.4	60.7	59.9	59.7
Unemployment rate(4)	7.7	7.3	6.8	6.0	6.1	6.3
By Gender
Male	5.4	5.2	5.0	4.5	4.6	5.0
Female	10.1	9.8	9.0	7.5	7.9	7.8
By Age
Under 25 years	21.3	20.2	19.7	17.4	17.7	19.6
Over 25 years	5.0	4.8	4.3	3.8	3.9	3.7
Montevideo:
Participation rate(1)(2)	63.8	64.8	64.9	66.8	65.9	65.0
Employment rate(3)	59.2	59.9	60.4	62.6	61.6	60.7
Unemployment rate(4)	7.3	7.6	6.9	6.2	6.5	6.6

(1)

To be considered employed, a person above the minimum age requirement (14 years old) must have worked at least one hour with remuneration or fifteen hours without remuneration during the preceding week.

(2)	Labor force as a percentage of the total population above the minimum age requirement.
(3)	Employment as a percentage of the total population above the minimum age requirement.
(4)	Unemployed population as percentage of the labor force.

Sources: Instituto Nacional de Estadística (INE) and Banco Central.

Wages

For the 12-month period ended May 31, 2013, average nominal wages increased 11.7%, while average real wages increased 3.4%. During this period, average public sector wages increased 10.5% and 2.3% in nominal and real terms, respectively, while average private sector wages increased 12.4% and 4.0% in nominal and real terms, respectively.

FOREIGN MERCHANDISE TRADE

Merchandise exports for the 12-month period ended May 31, 2013 totaled US$8.7 billion, compared to US$8.2 billion for the 12-month period ended May 31, 2012. Merchandise imports totaled US$11.4 billion for the 12-month period ended May 31, 2013, compared to US$11.2 billion for the 12-month period ended May 31, 2012.

Merchandise trade for the 12-month period ended May 31, 2013 recorded a deficit of US$2.7 billion, compared to a deficit of US$2.9 billion for the 12-month period ended May 31, 2012.

The following table sets forth information on exports and imports for the periods indicated.

Geographical Distribution of Merchandise Trade

(in millions of US$ and % of total exports/imports)

	For the 12-month period ended May 31,
	2012(1)			2013(1)
EXPORTS (FOB)
Americas:
Argentina	US$	565	6.9%	US$	498	5.7%
Brazil		1,672	20.3		1,672	19.1
United States		280	3.4		356	4.1
Other		1,287	15.6		1,207	14.7

Total Americas		3,804	46.2		3,733	42.7

Europe:
European Union:
France		37	0.4		34	0.4
Germany		289	3.5		250	2.9
Italy		135	1.6		127	1.4
United Kingdom		118	1.4		110	1.3
Other EU		515	6.3		461	5.6
Total EU		1,093	13.3		982	11.2
EFTA(2) and other		607	7.4		596	7.2

Total Europe		1,700	20.6		1,579	18.0

Africa		339	4.1		293	3.4
Asia		860	10.4		1,401	16.0
Middle East		353	4.3		347	4.0
Free Trade Zone		n/a	n/a		n/a	n/a
Other		1,178	14.3		1,396	16.0

Total	US$	8,235	100.0%	US$	8,749	100.0%

IMPORTS (CIF)
Americas:
Argentina	US$	1,911	17.1%	US$	1,720	15.1%
Brazil		2,022	18.1		1,954	17.1
United States		1,251	11.2		889	7.8
Other		1,189	10.6		1,373	12.0

Total Americas		6,373	57.1		5,936	52.0

Europe:
European Union:
France		196	1.8		204	1.8
Germany		259	2.3		259	2.3
Italy		152	1.4		180	1.6
United Kingdom		100	0.9		104	0.9
Other EU		792	7.1		612	5.4
Total EU		1,499	13.4		1,359	11.9
EFTA(2) and other		592	5.3		400	3.5

Total Europe		2,091	18.7		1,758	15.4

Africa		187	1.7		736	6.5
Asia		2,365	21.2		2,633	23.0
Middle East		85	0.8		236	2.1
Other		68	0.6		123	1.1

Total	US$	11,169	100.0%	US$	11,424	100.0%

n/a: not available

(1)	Preliminary data.
(2)	European Free Trade Association.

Source: Banco Central.

FOREIGN TRADE ON SERVICES

Gross tourism receipts totaled US$2.0 billion for the 12-month period ended March 31, 2013, compared to US$2.1 billion for the 12-month period ended March 31, 2012.

Revenues from Tourism

	Number of Tourist Arrivals (in thousands)	Gross Tourism Receipts (in millions of US$)
2008	1,998	1,051
2009	2,099	1,312
2010	2,408	1,496
2011	2,960	2,187
2012	2,846	2,076
For the 12 months ended March 31, 2013	2,821	1,959

Source: Banco Central.

The following table sets forth the percentage of tourist arrivals from Argentina, Brazil and other countries for the periods indicated.

Tourist Arrivals

(number of tourist by country, in thousands)

						3-months ended March 31,
	2008	2009	2010	2011	2012	2012	2013
Argentina	1,047	1,150	1,262	1,723	1,765	739	708
Brazil	298	264	378	426	396	122	103
Other	653	684	771	811	686	183	209

Total	1,998	2,099	2,408	2,960	2,846	1,043	1,019

Sources: Banco Central and the Ministry of Tourism.

Tourist Arrivals

(% by country)

						3-months ended March 31,
	2008	2009	2010	2011	2012	2012	2013
Argentina	52.4%	54.8%	52.4%	58.2%	62.0%	70.8%	69.4%
Brazil	14.9	12.6	15.7	14.4	13.9	11.7	10.1
Other	32.7	32.6	32.0	27.4	24.1	17.5	20.5

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Sources: Banco Central and the Ministry of Tourism.

Tourism from Argentina and Brazil (primarily during the months of January and February) has historically been the main driver of Uruguay’s services trade results. On average for the period 2008-2012, Argentine and Brazilian visitors accounted for 56.0% and 14.0% of total visitors, respectively. Nevertheless, developments affecting the economies of Argentina and Brazil have affected from time to time the number of tourists that visit Uruguay from those countries as well as gross receipts generated by those visitors. Visitors from Argentina increased by less than 10.0% in 2010 as a result of a downturn in the Argentine economy in 2009 that has been attributed primarily to the global financial crisis. In 2011, however, tourism from both countries grew. Exchange control measures imposed by the Argentine government in the second half of 2012 had an adverse impact in the first quarter of 2013, as the number of Argentine tourists decreased by 4.2% compared to the first quarter of 2012. Future economic results or political conditions in Brazil or Argentina may adversely affect the number of tourists as well as gross tourism receipts originating from Uruguay’s neighboring countries.

BALANCE OF PAYMENTS

In the 12-month period ended March 31, 2013, Uruguay’s balance of payments registered an overall surplus of US$2.2 billion, compared to a surplus of US$ 3.5 billion for the 12-month period ended March 31, 2012.

Balance of Payments(1)

(in millions of US$)

	As of March 31,
	2012(2)		2013(2)
Current Account
Merchandise trade balance	US$	(1,633.6)		(2,279.6)
Exports		9,453.7		9,724.5
Imports		(11,087.2)		(12,004.1)
Services, net		1,339.2		756.2
Interests and dividends		(1,529.9)		(1,587.9)
Current transfers(3)		151.9		112.4

Total current account	US$	(1,671.4)	US$	(2,999.0)

Capital and Financial Account
Capital transfers	US$	—	US$	241.2
Direct Investment		2,567.0		2,655.7
Portfolio Investment(4)		2,561.0		2,092.6
Other Investment		(1,017.8)		1,574.3
Total capital and financial account, net	US$	4,110.1	US$	6,563.8

Errors and Omissions(5)	US$	1,020.2	US$	(1,317.7)

Total balance of payments	US$	3,458.9	US$	2,247.1

Change in Banco Central reserve assets(6)	US$	(3,458.9)	US$	(2,247.1)

(1)	Calculated in accordance with the methodology set forth in the IMF Balance of Payments Manual (Fifth Edition).
(2)	Preliminary data.
(3)	Current transfers consist of transactions without a quid pro quo, including gifts.
(4)	Includes public bonds, commercial paper, notes and commercial banks’ foreign portfolio investment.
(5)	Constitutes a residual item, which is periodically revised as additional information regarding the current and capital and financial accounts becomes available.
(6)	Change in Banco Central international reserve assets does not reflect adjustments in the value of gold.

Current Account

Uruguay’s current account for the 12-month period ended March 31, 2013 recorded a deficit of US$3.0 billion, compared to a deficit of US$1.7 billion for the 12-month period ended March 31, 2012. The increase in the current account deficit was attributable to a US$ 1.3 billion increase in total imports, mainly related to imports of products for infrastructure development and energy projects during the 12-month period ended March 31, 2013. In addition, the services, net account contributed to the increase in the current account deficit, as a result of a decrease in tourism activities and an increase in Uruguayan residents traveling abroad.

Capital and Financial Account

Uruguay’s capital and financial account recorded a surplus of US$6.6 billion for the 12-month period ended March 31, 2013, compared to a US$4.1 billion surplus for the 12-month period ended March 31, 2012. This increase is mainly attributable to capital inflows, represented mainly by investments by non-residents in Banco Central bonds.

Portfolio investment totaled US$2.1 billion for the 12-month period ended March 31, 2013, compared to US$2.6 billion for the 12-month period ended March 31, 2012.

Other investment recorded an inflow of US$1.6 billion for the 12-month period ended March 31, 2013, compared to an outflow of US$1.0 billion for the 12-month period ended March 31, 2012.

International Reserves

As of July 24, 2013, the international reserve assets of Banco Central totaled US$15.1 billion, including US$7.9 billion in reserves and voluntary deposits of the Uruguayan banking system. As of December 31, 2012, the international reserve assets of Banco Central stood at US$13.6 billion, including US$ 9.0 billion in reserves and voluntary deposits of the Uruguayan banking system.

Foreign Investment

Foreign direct investment totaled US$2.7 billion for the 12-month period ended March 31, 2013, compared to US$2.6 billion for the 12-month period ended March 31, 2012. This increase was driven by investment in private sector companies, which was partially offset by a reduction in investment in real estate.

The following table shows, by country of origin, direct foreign investment in Uruguay, for the periods indicated.

Foreign Direct Investment

(in millions of US$, except percentages)

	2008(1)			2009(1)			2010(1)			2011(1)
Mercosur
Argentina	US$	533.9	25.4%	US$	432.3	28.3%	US$	587.8	25.7%	US$	813.7	32.5%
Brazil		183.2	8.7		109.6	7.2		108.2	4.7		170.2	6.8
Paraguay		31.0	1.5		26.3	1.7		25.6	1.1		47.6	1.9
Venezuela		18.8	0.9		20.1	1.3		54.4	2.4		(11.3)	(0.5)
Europe
Austria		—	n/a		—	n/a		0.5	—		2.6	0.1
Belgium		(2.3)	(0.1)		53.1	3.5		54.9	2.4		51.2	2.0
Denmark		(0.6)	—		0.4	—		2.2	0.1		0.6	—
France		17.2	0.8		23.4	1.5		35.4	1.5		(133.5)	(5.3)
Germany		4.3	0.2		0.5	—		15.3	0.7		11.8	0.5
Italy		3.9	0.2		(0.2)	—		1.7	0.1		0.2	—
Luxembourg		4.2	0.2		12.2	0.8		9.6	0.4		(12.4)	(0.5)
Netherlands		14.4	0.7		110.4	7.2		(2.0)	(0.1)		172.1	6.9
Portugal		—	n/a		—	n/a		0.6	—		1.6	—
Spain		232.2	11.0		54.7	3.6		75.2	3.3		196.4	7.8
Sweden		0.3	—		2.6	0.2		2.1	0.1		3.6	0.1
Switzerland		20.7	1.0		5.9	0.4		(0.5)	0.0		13.4	0.5
United Kingdom		82.1	3.9		14.1	0.9		134.6	5.9		0.9	0.1
Nafta
Canada		2.8	0.1		—	—		14.4	0.6		19.9	0.8
Mexico		24.2	1.2		—	—		—	—		—	—
United States		143.5	6.8		167.2	10.9		(36.3)	(1.6)		77.5	3.1
Other
Australia		n/a	n/a		n/a	n/a		n/a	n/a		0.3	—
Bahamas		34.1	1.6		44.1	2.9		35.9	1.6		50.7	2.0
Bermuda		7.2	0.3		223.5	14.6		(59.4)	(2.6)		—	—
Cayman Islands		2.2	0.1		2.3	0.2		3.2	0.1		0.7	—
Chile		3.4	0.2		(42.9)	(2.8)		12.4	0.5		13.8	0.6
Colombia		n/a	n/a		n/a	n/a		n/a	n/a		16.0	0.6
Ecuador		7.4	0.4		—	—		—	—		—	—
Israel		0.1	—		—	—		—	—		—	—
Japan		3.4	0.2		39.0	2.6		—	—		—	—
New Zealand		13.8	0.7		—	—		—	—		42.2	1.7
Panama		10.5	0.5		5.8	0.4		8.1	0.4		(24.6)	(1.0)
Peru		1.2	0.1		—	—		—	—		—	—
Virgin Islands		3.6	0.2		7.8	0.5		14.1	0.6		(13.7)	(0.5)
Other		704.7	33.5		216.5	14.2		1,191.1	52.0		993.3	39.7
Total		2,105.7	100.0		1,528.6	100.0		2,289.1	100.0		2,504.8	100.0

n/a: not available

(1)	Preliminary data.

Source: Banco Central.

MONETARY POLICY AND INFLATION

Monetary Policy

Banco Central’s decision in June 2013 to discontinue the use of a monetary policy rate determined by reference to a short term interest rate as its principal monetary policy tool and to revert to using the monetary base by managing monetary aggregates, for instance the amount of money in circulation and bank deposits levels, seeks to mitigate inflationary pressures while avoiding continued appreciation of the Uruguayan peso. Banco Central’s use of the short term interest rate as its main monetary policy tool in an international environment characterized by depressed interest rates was considered ineffective to control inflation. Capital inflows resulted in an appreciation of the Uruguayan peso. See “—Foreign Exchange.” Banco Central is currently committed to managing monetary aggregates (M1) with the aim of controlling inflation.

Banco Central also broadened the inflation target range from 4.0-6.0% to 3.0-7.0% starting in July 2014 and announced that it expects to maintain this range for 24 months.

Liquidity and Credit Aggregates

The following table sets forth selected monetary indicators for the periods indicated.

Selected Monetary Indicators

(percentage change based on peso-denominated data)

	2008	2009	2010	2011	2012	12 months ended May 31, 2013(1)
M1 (% change)(2)	17.9%	15.2%	30.0%	20.8%	11.2%	8.8%
M2 (% change)(3)	17.3	14.9	31.0	22.1	10.3	8.6
Credit from the financial system (% change)	58.7	(13.1)	24.1	14.1	18.3	17.8
Average annual peso deposit rate (end period)	5.4	4.9	4.8	5.5	5.2	4.6
Monetary policy rate (TPM)	7.75	6.25	6.50	8.75	9.00	9.25
Average money market rate (TMM) (period end)	4.99	6.20	6.50	8.75	9.00	9.23

(1)	Preliminary data.
(2)	Currency in circulation plus peso-denominated demand deposits.
(3)	M1 plus peso-denominated savings deposits.

Source: Banco Central.

Inflation

Consumer prices increased 8.2% in the 12-month period ended June 30, 2013, compared to 8.0% in the 12-month period ended June 30, 2012. Wholesale prices increased 1.7% for the 12-month period ended June 30, 2013, compared to 7.4% in the 12-month period ended June 30, 2012.

Foreign Exchange

The following table sets forth the high, low, average and period-end peso/U.S. dollar exchange rates for the dates and periods indicated.

Exchange Rates(1)

(pesos per US$)

	High	Low	Average	Period-End
2008	24.520	19.079	20.947	24.350
2009	24.350	19.534	22.543	19.627
2010	21.329	19.042	20.072	20.094
2011	20.426	18.300	19.300	19.898
2012	22.099	19.111	20.321	19.399
For the 12 months ended June 30, 2013	22.063	18.858	20.003	20.547

(1)	Daily interbank end-of-day bid rates.

Source: Banco Central.

As of July 26, 2013 the exchange rate stood at Ps. 21.320 per US$1.00.

THE BANKING SECTOR

Uruguay’s Banking System Following the 2002 Crisis

During the first five months of 2013, deposits of the non-financial sector with the financial system grew by 6.0%, or US$1.4 billion, to US$24.6 billion. Likewise, credit extended to the non-financial sector by the banking system increased from US$13.2 billion as of December 31, 2012 to US$13.7 billion as of May 31, 2013.

PUBLIC SECTOR FINANCES

In the 12-month period ended May 31, 2013, Uruguay’s public sector overall balance generated a deficit of US$1.0 billion (2.0% of GDP), compared to a deficit of US$673 million (1.6% of GDP) for the same period ended May 31, 2012.

For the 12-month period ended May 31, 2013, Uruguay’s public sector primary balance recorded a surplus of US$386 million (0.7% of GDP), compared to a surplus of US$547 million (1.1% of GDP) for the 12-months ended May 31, 2012.

PUBLIC SECTOR DEBT

On July 8, 2009, Congress passed Law No. 18,519, which amended National Debt Law No. 17,947. Under the National Debt Law, as amended, the government may incur debt, provided that the net debt of the government on the last day of the prior fiscal year shall not exceed by an amount set forth in the National Debt Law for each fiscal year the outstanding net public debt as of the last day of the preceding fiscal year. The amounts set forth in the National Debt Law for any given year can be doubled if extraordinary and unforeseen circumstances occur. For 2009, and subsequent years until a new law is passed, the amount of debt over and above the net debt outstanding as of the last day of the prior fiscal year contemplated in the National Debt Law is US$350.0 million. In the Rendición de Cuentas for fiscal year 2010 relating to the Budget 2010-2014 approved by Congress, the government increased this amount for the years 2011 to 2014 to 5.5 billion UIs (equivalent to approximately US$693 million as of December 31, 2011).

The National Debt Law is an instrument of fiscal responsibility that imposes a ceiling on the annual increase in the net liabilities of the consolidated public sector. For the purpose of the National Debt Law, consolidated public sector liabilities comprise, in addition to gross total public debt (defined as the overall financial liabilities of the consolidated public sector (i.e., central government, public sector enterprises and Banco Central) with third parties), the monetary base. In addition, the National Debt Law requires that in determining whether the limits have been exceeded, monetary assets and liabilities generally be valued (in Pesos) at the time they were acquired or incurred. The valuation methodology for the debt in the National Debt Law values the initial stock of assets and liabilities denominated in a different currency than the UI at market value as of the end of the prior year while all assets or liabilities contracted during the year are recorded at the market value at the time of the contract/acquisition.

In March 2013, Banco Central adjusted its criteria with respect to the publication of the public sector debt statistics to adopt fully those followed by the IMF and the World Bank. Prior to 2013, deposits of the non-financial public sector held with Uruguay’s banking system had been deducted from Uruguay’s gross domestic public sector debt. According to the new methodology adopted by Banco Central, deposits of the non-financial public sector held with Uruguay’s banking system are solely recorded as assets and are no longer deducted from gross domestic public sector debt to make Uruguayan statistics comparable with statistics published by other countries that follow the IMF and World Bank’s methodology. Data relating to gross domestic public debt for prior years has been restated following this new methodology. The change in reporting methodology has no impact on Uruguay’s data regarding total gross public external debt.

Domestic Debt

As of July 26, 2013, the government had issued an aggregate principal amount equivalent to approximately US$490 million in debt under the peso-denominated debt issuance program established for the February-July 2013 period, providing for the issuance of debt securities in the domestic market on a monthly basis for up to an aggregate principal amount of approximately US$530 million.

Total Public Debt

The total gross public sector debt stood at US$31.2 billion (60.8% of GDP) on March 31, 2013, compared to US$31.1 billion (62.4% of GDP) on December 31, 2012.

As of March 31, 2013, 38.1% of the total gross public debt was denominated in foreign currencies and 61.9% in Uruguayan pesos, compared to 42.7% and 57.3%, respectively, as of December 31, 2012. For more information see “Tables and Supplemental Information” on the 18-K Report of the Republic of Uruguay for the year ended December 31, 2012.

DESCRIPTION OF THE BONDS

Uruguay is issuing the Bonds under a trust indenture dated as of May 29, 2003 among Uruguay, Banco Central, as financial agent to Uruguay, and The Bank of New York Mellon (formerly The Bank of New York), as trustee. The information contained in this section and in the prospectus summarizes some of the terms of the Bonds and the indenture. You should read the information set forth below together with the section “Description of the Securities” in the accompanying prospectus, which summarizes the general terms of the Bonds and the indenture. You should read the indenture and the form of Bonds before making your investment decision. Uruguay has filed the indenture and the form of Bonds with the SEC and will also file copies of these documents at the offices of the trustee.

The accompanying prospectus sets forth the general terms of the Bonds. This prospectus supplement describes the terms of the Bonds in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

The     % US$ Bonds due August     , 2024 will:

•

be represented by one or more global securities in fully registered form only, without coupons, as more fully described under “Registration and Book-Entry System” below only in minimum denominations of US$1.00 and integral multiples of US$1.00 in excess thereof;

•	be available in certificated form only under certain limited circumstances;

•	be direct, general, unconditional and unsecured obligations of Uruguay;

•	rank equal in right of payment with all of Uruguay’s payment obligations relating to unsecured and unsubordinated external indebtedness;

•

be issued in an aggregate principal amount of US$        . Subject to market conditions, Uruguay reserves the right to increase the aggregate principal amount of the Bonds by up to 10% of the Bonds offered by this prospectus supplement, or US$        , during Asian market hours on August     , 2013. Such additional Bonds may be sold at a price to the public that is higher than or equal to (but not less than) the price offered to the public in the United States.

•	mature on August , 2024;

•	pay principal in three nominally equal installments on August , 2022, August , 2023 and at maturity;

•

accrue and pay interest semi-annually in arrears on February     and August     of each year, commencing on February     , 2014, each of the payments being payable at an annual rate of     % on the outstanding principal amount of the Bonds. Interest on the Bonds will be calculated on the basis of a 360-day year of twelve 30-day months; and

•	pay all amounts due in respect of principal or interest in U.S. dollars.

For purposes of all payments of interest, principal or other amounts contemplated herein, “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in The City of New York.

Payment of Principal and Interest

If any date for an interest or principal payment on a Bond is not a Business Day, Uruguay will make the payment on the next Business Day. No interest on the Bonds will accrue as a result of any such delay in payment.

If any money that Uruguay pays to the trustee or to any paying agent to make payments on any Bonds is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Uruguay upon Uruguay’s written request. After any such repayment, neither the trustee nor any paying agent will be liable for that payment to the relevant holders. Uruguay will hold the unclaimed money in trust for the relevant holders until four years from the date on which the payment first became due.

Global Bonds

Payments of principal, interest and additional amounts, if any, in respect of the Bonds will be made to DTC or its nominee, as the registered holder of those global securities. Uruguay expects that the holders will be paid in accordance with the procedures of DTC and its participants. Neither Uruguay nor the trustee, which will act as Uruguay’s principal paying agent, shall have any responsibility or liability for any aspect of the records of, or payments made by, DTC or its nominee, or any failure on the part of DTC in making payments to holders of the Bonds from the funds it receives.

Certificated Bonds

Uruguay will arrange for payments to be made on any Bonds in certificated form to the person in whose name the certificated Bonds are registered, by wire transfer or by check mailed to the holder’s registered address.

Modifications

The indenture and the Bonds contain collective action clauses with provisions regarding future modifications to the terms of the Bonds and to multiple series of debt securities issued under the indenture.

Any modification, amendment, supplement or waiver to the indenture or the terms and conditions of the Bonds may be made or given pursuant to (i) a written action of the holders of the Bonds without the need for a meeting, or (ii) by vote of the holders of the Bonds taken at a meeting of holders thereof, in each case in accordance with the applicable provisions of the indenture and the terms and conditions of the Bonds.

Any modification, amendment, supplement or waiver to the terms and conditions of the Bonds, or to the indenture insofar as it affects the Bonds, may generally be made, and future compliance therewith may be waived, with the consent of Uruguay and the holders of not less than 66 2/3% in aggregate principal amount of the Bonds at the time outstanding.

However, special requirements apply with respect to any modification, amendment, supplement or waiver that would:

•	change the date for payment of principal or premium of, or any installment of interest on, the Bonds;

•	reduce the principal amount or redemption price or premium, if any, payable under the Bonds;

•	reduce the portion of the principal amount which is payable in the event of an acceleration of the maturity of the Bonds;

•	reduce the interest rate on the Bonds;

•	change the currency or place of payment of any amount payable under the Bonds;

•	change the obligation of Uruguay to pay additional amounts in respect of the Bonds;

•

change the definition of “outstanding” or the percentage of votes required for the taking of any action pursuant to the modification provisions of the indenture (and the corresponding provisions of the terms and conditions of the Bonds) in respect of the Bonds;

•

authorize the trustee, on behalf of all holders of the Bonds, to exchange or substitute all the Bonds for, or convert all the Bonds into, other obligations or securities of Uruguay or any other Person; or

•	change the pari passu ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms and conditions of the Bonds.

We refer to the above subjects as “reserve matters” and to any modification, amendment, supplement or waiver constituting a reserve matter as a “reserve matter modification.”

Any reserve matter modification to the terms and conditions of the Bonds or to the indenture insofar as it affects the Bonds (but does not, in each case, modify the terms of any other debt securities issued under the indenture), may generally be made, and future compliance therewith may be waived, with the consent of Uruguay and the holders of not less than 75% in aggregate principal amount of the Bonds at the time outstanding.

If Uruguay proposes any reserve matter modification to the terms and conditions of the Bonds and at least one other series of debt securities issued under the indenture, or to the indenture insofar as it affects the Bonds and at least one other series of debt securities issued under the indenture, in either case as part of a single transaction, Uruguay may elect to proceed pursuant to provisions of the indenture providing that such modifications may be made, and future compliance therewith may be waived, for any affected series if made with the consent of Uruguay and:

•	the holders of not less than 85% in aggregate principal amount of the outstanding debt securities of all series that would be affected by that reserve matter modification (taken in aggregate), and

•	the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of each affected series (taken individually).

If any reserve matter modification is sought in the context of a simultaneous offer to exchange the Bonds for new debt instruments of Uruguay or any other Person, Uruguay shall ensure that the relevant provisions of the Bonds, as amended by such modification, are no less favorable to the holders thereof than the provisions of the new instrument being offered in the exchange, or, if more than one debt instrument is so offered, no less favorable than the new debt instrument issued having the largest aggregate principal amount.

Uruguay agrees that it will not issue new Bonds or reopen the Bonds with the intention of placing the Bonds with holders expected to support any modification proposed by Uruguay (or that Uruguay plans to propose) for approval pursuant to the modification provisions of the indenture or the terms and conditions of the Bonds.

Any modification consented to or approved by the holders of the Bonds and the holders of any other series of debt securities, if applicable, pursuant to the modification provisions will be conclusive and binding on all holders of the Bonds, whether or not they have given such consent or were present at a meeting of holders at which such action was taken, and on all future holders of the Bonds, whether or not notation of such modification is made upon the Bonds. Any instrument given by or on behalf of any holder of a Bond in connection with any consent to or approval of any such modification will be conclusive and binding on all subsequent holders of such Bond.

Before seeking the consent of any holder of a Bond to a reserve matter modification affecting that series, Uruguay shall provide to the trustee (for onward distribution to the holders of the Bonds) the following information:

•	a description of the economic or financial circumstances that, in Uruguay’s view, explain the request for the proposed modification;

•

if Uruguay shall at the time have entered into a standby, extended funds or similar program with the International Monetary Fund, a copy of that program (including any related technical memorandum); and

•

a description of Uruguay’s proposed treatment of its other major creditor groups (including, where appropriate, Paris Club creditors, other bilateral creditors and internal debtholders) in connection with Uruguay’s efforts to address the situation giving rise to the requested modification.

For purposes of determining whether the required percentage of holders of the Bonds has approved any modification, amendment, supplement or waiver or other action or instruction pursuant to the indenture or, in the case of a meeting, whether sufficient holders are present for quorum purposes, any Bonds owned or controlled, directly or indirectly, by Uruguay or any public sector instrumentality of Uruguay will be disregarded and deemed to be not outstanding. As used in this paragraph, “public sector instrumentality” means Banco Central, any department, ministry or agency of the government of Uruguay or any corporation, trust, financial institution or other entity owned or controlled by the government of Uruguay or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity. In determining whether the trustee shall be protected in relying upon any modification, amendment, supplement or waiver, or any notice from holders, only Bonds that the trustee knows to be so owned shall be so disregarded.

Prior to any vote on a reserve matter modification affecting the Bonds, Uruguay shall deliver to the trustee a certificate signed by an authorized representative of Uruguay specifying, for Uruguay and each public sector instrumentality, any Bonds deemed to be not outstanding as described above or, if no Bonds are owned or controlled by Uruguay or any public sector instrumentality, a certificate signed by an authorized representative of Uruguay to this effect.

Limitation on Time for Claims

Claims against Uruguay for the payment of principal or interest on the Bonds (including additional amounts) must be made within four years after the date on which such payment first became due, or a shorter period if provided by law.

Additional Amounts

Uruguay will make all principal and interest payments on the Bonds without withholding or deducting any present or future taxes imposed by Uruguay or any of its political subdivisions. If Uruguayan law requires Uruguay to deduct or withhold taxes (which it currently does not require), Uruguay will pay the holders of Bonds the additional amounts necessary to ensure that they receive the same amount as they would have received without any withholding or deduction.

Uruguay will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:

•	the holder of Bonds has or had some connection with Uruguay other than merely owning the securities or receiving principal and interest payments on the Bonds;

•

the holder of Bonds has failed to comply with any certification or other reporting requirement concerning its nationality, residence, identity or connection with Uruguay, and Uruguay requires compliance with these reporting requirements as a precondition to exemption from Uruguayan withholding taxes or deductions and has provided notice of such requirement to the trustee at least 60 days prior to the date such compliance is required; or

•	the holder of Bonds has failed to present its security within 30 days after a payment of principal or interest has been made available to the holder.

Uruguay will pay any administrative, excise or property taxes that arise in Uruguay under Uruguayan law in connection with the Bonds. Uruguay will also indemnify the holder of Bonds against any administrative, excise or property taxes resulting from the enforcement of the obligations of Uruguay under the Bonds following an event of default.

Paying Agents and Transfer Agent

So long as any Bonds remain outstanding, Uruguay will maintain a principal paying agent and a registrar in New York City for that series and maintain in New York City an office or agency where notices and demands to or upon Uruguay in respect of the Bonds or of the indenture may be served. Uruguay has initially designated the corporate trust office of the trustee as the agency for each such purpose and as the place where the Register will be maintained. In addition, Uruguay will maintain a paying agent in Luxembourg for so long as any such series is listed on the Luxembourg Stock Exchange and the Luxembourg Stock Exchange so requires.

Uruguay will provide prompt notice of the termination, appointment or change in the office of any paying agent, transfer agent or registrar acting in connection with any series of securities.

Further Issues

Uruguay may without the consent of the holders create and issue additional securities with the same terms and conditions as the Bonds (or the same except for the amount of the first interest payment) so long as the additional securities are consolidated and form a single series with the outstanding Bonds.

Notices

So long as the Bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, Uruguay will publish notices to the holders of the Bonds in a leading newspaper having general circulation in Luxembourg or arrange to make such notices available on the website of the Luxembourg Stock Exchange (at http://www.bourse.lu). If Uruguay elects to publish notices in Luxembourg, Uruguay expects that it will initially make such publication in the Luxemburger Wort. If publication in a leading newspaper in Luxembourg is not practicable, Uruguay will publish such notices in one other leading English language daily newspaper with general circulation in Europe. Uruguay will consider a notice to be given on the date of its first publication.

Notices will also be mailed to holders at their registered addresses. So long as a clearing system, or its nominee or common custodian, is the registered holder of a Bond represented by a global security or securities, each person owning a beneficial interest in a global security must rely on the procedures of that clearing system to receive notices provided to it. Each person owning a beneficial interest in a global security who is not a participant in a clearing system must rely on the procedures of the participant through which the person owns its interest in the global security to receive notices provided to the clearing system. Uruguay will consider mailed notice to have been given three business days after it has been sent.

Registration and Book-Entry System

Global Bonds

The Bonds will be represented by interests in one or more permanent global securities in definitive fully registered form, without interest coupons attached, which will be registered in the name of a nominee for DTC and which will be deposited on or before the settlement date with a custodian for DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent the holders’ beneficial interests in the global security. These financial institutions will record the ownership and transfer of the holders’ beneficial interests through book-entry accounts, eliminating the need for physical movement of securities.

If holders wish to hold securities through the DTC system, holders must either be a direct participant in DTC or hold through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. Euroclear and Clearstream participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants.

If holders so choose, holders may hold their beneficial interests in the global security through Euroclear or Clearstream, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

In sum, holders may elect to hold their beneficial interests in a global bond:

•	in the United States, through DTC;

•	outside the United States, through Euroclear or Clearstream, Luxembourg; or

•	through organizations that participate in such systems.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global securities through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the indenture or the Bonds. The ability of Euroclear or Clearstream, Luxembourg to take actions as a holder under the Bonds or the indenture will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

Owners of a beneficial interest in the global securities will generally not be considered holders of any Bonds under the indenture for the Bonds.

The laws of some jurisdictions require that certain persons take physical delivery of securities in certificated form. Consequently, a holders’ ability to transfer beneficial interests in a global security may be limited.

Certificated Securities

Uruguay will issue securities in certificated form in exchange for interests in a global security only if:

•

the depositary notifies Uruguay that it is unwilling or unable to continue as depositary, is ineligible to act as depositary and Uruguay or Banco Central acting on Uruguay’s behalf does not appoint a successor depositary or clearing agency within 90 days;

•	Uruguay decides it no longer wishes to have all or part of the Bonds represented by global securities; or

•

the trustee has instituted or been directed to institute any judicial proceeding to enforce the rights of the holders under the Bonds and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Uruguay may issue, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Uruguay and to the trustee an indemnity under which it will agree to pay Uruguay, the trustee and any of their respective agents for any losses they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Uruguay and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Uruguay issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee in New York City as specified in the indenture, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Uruguay will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Uruguay may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of or interest on the securities.

CLEARANCE AND SETTLEMENT

The information in this section concerning Euroclear, Clearstream, Luxembourg and DTC, and their book-entry systems has been obtained from sources Uruguay believes to be reliable. These systems could change their rules and procedures at any time, and Uruguay takes no responsibility for their actions. Euroclear, Clearstream, Luxembourg and DTC are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Uruguay nor the trustee will be responsible for Euroclear’s, Clearstream, Luxembourg’s or DTC’s performance of its obligations under its rules and procedures, or for the performance by direct or indirect participants of its obligations under the rules and procedures of the clearing systems.

Arrangements have been made with each of DTC, Euroclear and Clearstream, Luxembourg to facilitate initial issuance of the Bonds. Transfers within Euroclear, Clearstream, Luxembourg, and DTC will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold the Bonds through DTC and investors who hold or will hold the Bonds through Euroclear or Clearstream, Luxembourg will be effected in DTC through the respective depositaries of Euroclear and Clearstream, Luxembourg.

The Clearing Systems

DTC

DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”).

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Persons who have accounts with DTC (“DTC Participants”) include the global coordinator, the Joint Bookrunners, the U.S. depositaries, the fiscal agent, securities brokers and dealers, banks, trust companies and clearing corporations and may in the future include certain other organizations. Indirect access to the DTC system is also available to others that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Transfers of ownership or other interests in Bonds in DTC may be made only through DTC participants. In addition, beneficial holders of Bonds in DTC will receive all distributions of principal of and interest on the Bonds from the trustee through such DTC participant.

Euroclear

Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.

Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”) under contract with EuroClear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc. (the “Joint

Bookrunners”), other securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Because the Euroclear Operator is a Belgian banking corporation, Euroclear is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which are referred to as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to Bonds held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the depositary for Euroclear.

Clearstream, Luxembourg

Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary.

Clearstream, Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg participants are financial institutions around the world, including the Joint Bookrunners, other securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to Clearstream, Luxembourg is also available to others that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant either directly or indirectly.

Distributions with respect to Bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures to the extent received by the depositary for Clearstream, Luxembourg.

Initial Settlement

Upon the issuance of the Bonds, DTC or its custodian will credit on its internal system the respective principal amounts of the individual beneficial interests represented by the Bonds to the accounts of DTC participants. Ownership of beneficial interests in the Bonds will be limited to persons who have accounts with DTC Participants, including the respective depositaries for Euroclear and Clearstream, Luxembourg or indirect DTC Participants. Ownership of beneficial interests in the Bonds will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of DTC Participants, and the records of DTC Participants, with respect to interests of indirect DTC Participants.

Euroclear and Clearstream, Luxembourg will hold omnibus positions on behalf of their participants through customers’ securities accounts for Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

Secondary Market Trading

Since the purchaser determines the place of delivery, it is important for holders to establish at the time of a secondary market trade the location of both the purchaser’s and holder’s accounts to ensure that settlement can be on the desired value date. Although Euroclear, Clearstream, Luxembourg and DTC have agreed to the following procedures in order to facilitate transfers of interests in the Bonds among participants of Euroclear, Clearstream, Luxembourg and DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Uruguay nor any paying agent or the registrar will have any responsibility for the performance by Euroclear, Clearstream, Luxembourg, or DTC or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Trading Between DTC Accountholders

Secondary market trading of Bonds represented by the book-entry security between DTC accountholders will trade in DTC’s settlement system and will therefore settle in same-day funds.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Secondary market trading between Clearstream, Luxembourg participants and/or Euroclear participants will be settled using the procedures applicable to conventional Eurobonds in same-day funds.

Trading Between DTC Seller and Clearstream, Luxembourg, or Euroclear Purchaser

When interests in the Bonds are to be transferred from the account of a DTC accountholder to the account of a Clearstream, Luxembourg participant or a Euroclear participant, the purchaser will send instructions to Clearstream, Luxembourg or Euroclear through a Clearstream, Luxembourg or Euroclear participant at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear will instruct its respective depositary to receive the beneficial interest against payment. Payment will include interest accrued on the beneficial interest in the Bonds from and including the last interest payment date to and excluding the settlement date. Payment will then be made by the depositary to the DTC participant through which the seller holds its Bonds, which will make payment to the seller, and the Bonds will be credited to the depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the interest in the Bonds to the account of the participant through which the purchaser is acting. This interest in the Bonds will appear the next day, European time, after the settlement date, but will be back-valued to, and the interest of the applicable Bonds will accrue from, the value date, which will be the preceding day when settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will be valued instead as of the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of Bonds, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the Bonds on the value date. The most direct way of doing this is for the participant to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

As an alternative, if Clearstream, Luxembourg or Euroclear has extended a line of credit to a Clearstream, Luxembourg or Euroclear participant, the participant may elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream, Luxembourg participants or Euroclear participants purchasing interests in the Bonds would incur overdraft charges for one day, assuming they cleared the overdraft when the interests in such Bonds were credited to their accounts. However, interest on the book-entry security would accrue from the value date. Therefore, in many cases the investment income on the interest in the Bonds earned during that one-day period may substantially reduce or offset the amount of the overdraft charges, although this result will depend on each participant’s particular cost of funds.

Since the settlement is taking place during New York business hours, DTC accountholders can employ their usual procedures for transferring Bonds to the respective depositaries of Clearstream, Luxembourg or Euroclear for the benefit of Clearstream, Luxembourg participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to DTC accountholders, a cross-market sale transaction will settle no differently from a trade between two DTC accountholders.

Finally, day traders that use Clearstream, Luxembourg or Euroclear to purchase interests in the Bonds from DTC accountholders for delivery to Clearstream, Luxembourg participants or Euroclear participants should note that these trades will automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

•

borrowing through Clearstream, Luxembourg or Euroclear for one day, until the purchase side of the day trade is reflected in their Clearstream, Luxembourg or Euroclear accounts, in accordance with the clearing system’s customary procedures,

•

borrowing the interests in the United States from a DTC accountholder no later than one day prior to settlement, which would give the interests sufficient time to be reflected in their Clearstream, Luxembourg or Euroclear account in order to settle the sale side of the trade, or

•

staggering the value date for the buy and sell sides of the trade so that the value date for the purchase from the DTC accountholder is at least one day prior to the value date for the sale to the Clearstream, Luxembourg participant or Euroclear participant.

Trading Between Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

When book-entry securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant, at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear will instruct its depositary to credit the interest in the Bonds to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. Payment will include interest accrued on the beneficial interest in the Bonds from and including the last interest payment date to and excluding the settlement date. The payment will then be credited to the account of the Clearstream, Luxembourg participant or Euroclear participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date the receipt of the cash proceeds and securities debit would instead be valued as of the actual settlement date.

TAXATION

The following discussion summarizes certain Uruguayan tax considerations that may be relevant to you if you acquire the Bonds. This summary is based on laws and regulations in effect in Uruguay, which may change. Any change could affect the continued validity of this summary. This discussion supplements, and to the extent that it differs, replaces the “Taxation” section contained in the accompanying prospectus. This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of holding Bonds, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Uruguayan Income Tax Consequences

The following discussion summarizes certain aspects of Uruguayan income taxation that may be relevant to you if you are a Non-Resident Holder of Bonds. For the purposes of this summary, you are a “Non-Resident Holder” if you are a holder of Bonds who is an individual that is a non-resident of Uruguay or a legal entity that is neither organized in, nor maintains a permanent establishment in Uruguay. This summary may also be relevant to you if you are a Non-Resident Holder of Bonds in connection with the holding and disposition of the Bonds. The summary is based on Uruguayan laws, rules and regulations now in effect, all of which may change. This summary is not intended to constitute a complete analysis of the income tax consequences under Uruguayan law of the receipt, ownership or disposition of the Bonds, in each case if you are a non-resident of Uruguay, nor to describe any of the tax consequences that may be applicable to you if you are a resident of Uruguay.

Under Uruguayan law, as currently in effect, if you are a Non-Resident Holder of Bonds, interest and principal payments on the Bonds will not be subject to Uruguayan income or withholding tax. If you are a Non-Resident Holder and you obtain capital gains resulting from any trades of Bonds effected between or in respect of accounts maintained by or on behalf of you, you will not be subject to Uruguayan income or other Uruguayan taxes where you have no connection with Uruguay other than as a holder of an interest in Bonds. If you are a Non-Resident Holder, payments of interest and principal on Bonds to you, and any gain realized upon the disposition of Bonds by you, will not be subject to Uruguayan taxes.

PLAN OF DISTRIBUTION

Subject to the terms and conditions stated in the underwriting agreement dated August     , 2013, Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc. have severally agreed to purchase, and Uruguay has agreed to sell to the underwriters, US$         aggregate principal amount of the Bonds.

The underwriters have advised Uruguay that they propose to initially offer the Bonds to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed.

Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has agreed to purchase, and Uruguay has agreed to sell to that underwriter, the principal amount of Bonds set forth opposite the underwriter’s name.

Underwriters	Principal Amount
Deutsche Bank Securities Inc.	US$
HSBC Securities (USA) Inc.	US$

Total	US$

The underwriting agreement provides that the obligations of the underwriters to purchase the Bonds included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Bonds if they purchase any of the Bonds.

The following table indicates the underwriting discounts and commissions that Uruguay is to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Bonds):

Paid by Uruguay
Per Bond		%

The underwriters are acting as joint dealer managers and HSBC Securities (USA) Inc. is acting as billing and delivering bank (the “B&D Bank”) for Uruguay’s Offer to Purchase, on the terms and subject to the conditions set forth therein.

Neither Uruguay nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Bonds. In addition, neither Uruguay nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Uruguay estimates that its total expenses for this offering will be approximately US$        .

The underwriters have performed investment banking and advisory services for Uruguay from time to time, for which they have received customary fees and expenses. The underwriters may engage in transactions with and perform services for Uruguay in the ordinary course of their business.

Conflicts of Interest

As described in the “Use of Proceeds,” some of the net proceeds of this offering may be used to fund our purchase of the Old Bonds. An affiliate of the B&D Bank for the Offer to Purchase may be a holder of certain of the Old Bonds as set forth in the Offer to Purchase and may receive 5% or more of the proceeds from this offering. Because of the manner in which the net proceeds are being used, this offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering because the securities offered hereby are investment grade rated. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Additionally, client accounts over which the B&D Bank has investment discretion are not permitted to purchase the Bonds, either directly or indirectly, without the specific written approval of the accountholder.

Uruguay has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Delivery of the Bonds is expected on or about August     , 2013, which will be the sixth business day following the date of pricing of the Bonds. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Bonds on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the Bonds initially will settle in T+ 6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds on the pricing date or the next two succeeding business days should consult their own advisor.

Austria

The information in this prospectus supplement does not constitute a public offering (öffentliches Angebot) to investors in Austria and must not be used in conjunction with a public offering pursuant to the Austrian Capital Market Act (Kapitalmarktgesetz) in Austria. No prospectus pursuant to the Austrian Capital Market Act (Kapitalmarktgesetz) has been or will be approved (gebilligt) by or notified (notifiziert) to the Austrian Financial Market Authority (Finanzmarktaufsichtsbehörde) and no such prospectus has been or will be published in Austria in any way which would constitute a public offering under Austrian law (whether presently or in the future), nor has or will such prospectus be deposited with the filing office (Meldestelle) of Oesterreichische Kontrollbank AG. As no public offering will be made in Austria, no prospectus is required in accordance with Directive 2003/71/EC.

Bahamas

The Bonds are being offered and sold only to Accredited Investors (as defined in the Securities Industry Regulations, 2012) and will be subject to the resale restrictions contained in Regulation 117. As a condition of the purchase of the Bonds, each purchaser will be required to attest to the purchaser’s status as an Accredited Investor acknowledging that the Bond purchased are subject to restrictions on resale.

Canada

The Bonds may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Bonds must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

Denmark

This prospectus supplement does not constitute a prospectus under Danish law and has not been filed with or approved by the Danish Financial Supervisory Authority as this prospectus supplement has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act or any Executive Orders issued pursuant thereto. Accordingly, this prospectus supplement may not be made available to any other person in Denmark nor may the Bonds otherwise be marketed and offered for sale in Denmark other than in circumstances which are exempt from the requirement to publish a prospectus in Denmark.

European Economic Area

This prospectus supplement has been prepared on the basis that the offer and sale of the Bonds in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make any offer in that Relevant Member State of the Bonds, may only do so in circumstances in which no obligation arises for Uruguay or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Uruguay nor the underwriters have authorized, nor do they authorize, the making of any offer of Bonds in circumstances in which an obligation arises for Uruguay or any of the underwriters to publish a prospectus for such offer.

In relation to each Relevant Member State with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer to the public of the Bonds has been or will be made in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive (“Qualified Investors”);

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than Qualified Investors), as permitted under the Prospectus Directive subject to obtaining the prior consent of the representatives of Uruguay for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer shall require Uruguay or any underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” means the communication in any form and by any means of sufficient information on the terms of the offer and the Bonds so as to enable an investor to decide to purchase the Bonds, as the same may be further defined in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 Amending Directive” means Directive 2010/73/EU.

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the Bonds that has been approved by the French Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the EEA and notified to the French Autorité des marchés financiers and to Uruguay; no Bonds have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; the materials relating to the Bonds have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to qualified investors (investisseurs qualifiés) other than individuals investing for their own account, as defined in Articles L. 411-2 and D. 411-1, of the French Code monétaire et financier. The direct or indirect distribution to the public in France of any so acquired Bonds may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code monétaire et financier and applicable regulations thereunder.

Germany

No action has been or will be taken in the Federal Republic of Germany that would permit a public offering of the Bonds, or distribution of a prospectus or any other offer materials and that, in particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act (Wertpapierprospektgesetz) of June 22, 2005, as amended (the “German Securities Prospectus Act”), has been or will be published within the Federal Republic of Germany.

Each of the underwriters represents, agrees and undertakes that: (i) it has not offered, sold or delivered and will not offer, sell or deliver any Bonds in the Federal Republic of Germany otherwise than in accordance with provisions of the German Securities Prospectus Act; and (ii) that it will not distribute in the Federal Republic of Germany any offer material relating to the Bonds to the public and only under circumstances that will result in compliance with the applicable rules and regulations of the Federal Republic of Germany.

Hong Kong

With respect to persons in Hong Kong, the offer and sale of the Bonds is only being made to, and is only capable of acceptance by, professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder (“professional investors”). No person or entity may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong, including in circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong) other than with respect to Bonds which are or are intended to be tendered only by persons outside Hong Kong or only by “professional investors” as defined in the SFO and any rules made under the SFO.

Italy

No prospectus has been nor will be published in Italy in connection with the offering of the Bonds and such offering has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, the “CONSOB”) pursuant to Italian securities legislation. Accordingly, the Bonds may not and will not be offered, sold or delivered, nor may nor will copies of this prospectus supplement, the accompanying prospectus, or any other documents relating to the Bonds (the “Offer Materials”) be distributed in Italy, in an offer to the public of financial products under the meaning of Article 1, paragraph 1, letter t) of the Italian Legislative Decree No. 58 of February 24, 1998 as amended (the “Consolidated Financial Act”) unless an exception applies. Therefore, the Bonds may only be offered, transferred or delivered, and copies of Offer Materials may only be distributed, within the territory of Italy: (a) to qualified investors (investitori qualificati), as defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of October 29, 2007, as amended (the “Intermediaries Regulation”), pursuant to Article 100, paragraph 1, letter a) of the Consolidated Financial Act and Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of May 14, 1999, as amended (the “Issuers Regulation”); or (b) in any other circumstances where an express exemption from compliance with the restrictions on offers to the public applies, including, without limitation, as provided under Article 100 of the Consolidated Financial Act and Article 34-ter of the Issuers Regulation.

Any offer, sale or delivery of the Bonds or distribution of copies of Offer Materials in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made via investment firms, banks or financial intermediaries authorized to carry out such activities in Italy in accordance with the Consolidated Financial Act, the Issuers Regulation, the Intermediaries Regulation and Italian Legislative Decree No. 385 of September 1, 1993 (the “Consolidated Banking Act”), all as amended; (ii) in compliance with Article 129 of the Consolidated Banking Act and the implementing guidelines of the Bank of Italy, as amended, pursuant to which the Bank of Italy may request information on the offering or issue of securities in Italy; and (iii) in compliance with any other applicable laws and regulations, including any conditions, limitations or requirements that may be, from time to time, imposed by the relevant Italian authorities concerning securities, tax matters and exchange controls.

Any investor purchasing the Bonds in an offering is solely responsible for ensuring that any offer or resale of the Bonds it purchases in the offering occurs in compliance with applicable Italian laws and regulations.

The Offer Materials and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules governing offers of securities to the public pursuant to Article 100 of the Consolidated Financial Act and Article 34-ter of the Issuers Regulation, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Luxembourg

This prospectus supplement has been prepared on the basis that the offer and sale of the Bonds will be made pursuant to an exemption under Article 3 of the Prospectus Directive from the requirement to produce a prospectus for offers of securities.

The Netherlands

In the Netherlands, the Bonds may not be offered or sold, directly or indirectly, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Switzerland

The offer and sale of the Bonds is made in Switzerland on the basis of a private placement, not as a public offering. This document is not intended to constitute an offer or solicitation to purchase or invest in the Bonds described herein. The Bonds may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the offer of the Bonds or the Bonds constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this document nor any other offering or marketing material relating to the offer of the Bonds or the Bonds may be publicly distributed or otherwise made publicly available in Switzerland.

United Kingdom

Each Manager has represented, warranted and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, the “FSMA”) received by it in connection with the issue or sale of any Bonds which are the subject of the offering contemplated by this prospectus supplement (the “Securities”) in circumstances in which Section 21(1) of the FSMA does not apply to Uruguay; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

Other

The Bonds are offered for sale in the United States and other jurisdictions where it is legal to make these offers. The distribution of this prospectus supplement and the accompanying prospectus, and the offering of the Bonds in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come and investors in the Bonds should inform themselves about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

In addition, the offering period for Bonds offered pursuant to this prospectus supplement may be extended during Asian market hours on August     , 2013. The amount of Bonds offered during the extended offering period will not exceed US$        , or 10% of the aggregate principal amount of the Bonds offered by this prospectus supplement. During the extended offering period, Bonds will initially be offered to the public at a public offering price that is higher than or equal to (but not less than) the public offering price set forth on the cover of this prospectus supplement, plus accrued interest, if any, from August     , 2013.

The underwriters have agreed that they have not offered, sold or delivered, and they will not offer, sell or deliver any of the Bonds, directly or indirectly, or distribute this prospectus supplement, the accompanying prospectus or any other offering material relating to the Bonds, in or from any jurisdiction except under circumstances that will, to the best knowledge and belief of the underwriters, after reasonable investigation, result in compliance with the applicable laws and regulations of such jurisdiction and which will not impose any obligations on Uruguay except as set forth in the underwriting agreement.

Neither Uruguay nor the underwriters have represented that the Bonds may be lawfully sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to an exemption, or assumes any responsibility for facilitating these sales.

FORWARD-LOOKING STATEMENTS

The following documents relating to Uruguay’s securities offered by this prospectus supplement may contain forward-looking statements:

•	this prospectus supplement;

•	the accompanying prospectus;

•	any amendment or supplement hereto; and

•	the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Forward-looking statements are statements that are not historical facts, including statements about Uruguay’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Uruguay undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. Uruguay cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. The information contained in this prospectus supplement identifies important factors that could cause such differences. Such factors include, but are not limited to:

•

adverse external factors, such as changes in international prices, high international interest rates and recession or low economic growth in Uruguay’s trading partners. Changes in international prices and high international interest rates could increase Uruguay’s current account deficit and budgetary expenditures. Recession or low economic growth in Uruguay’s trading partners could decrease exports (including manufactured goods) from Uruguay, reduce tourism to Uruguay, induce a contraction of the Uruguayan economy and, indirectly, reduce tax revenues and other public sector revenues and adversely affect the country’s fiscal accounts;

•

adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility and a further deterioration in the health of the domestic banking system. These factors could lead to lower economic growth or a decrease in Uruguay’s international reserves; and

•	other adverse factors, such as climatic or political events and international hostilities.

GENERAL INFORMATION

Due Authorization

Uruguay has authorized the creation and issue of the Bonds pursuant to Decree No.         , dated     , 2013, of the Executive Power of the Republic of Uruguay and the corresponding resolution of the Ministry of Economy and Finance.

Litigation

During the twelve months preceding the date of this prospectus, neither Uruguay nor any Uruguayan governmental agency is or has been involved in any litigation or arbitration or administrative proceedings or governmental proceedings (including any such proceedings which are pending or threatened of which the issuer is aware) which may have, or have had in the recent past, significant effects on Uruguay’s financial position.

Listing

Application will be made to admit the Bonds to the Luxembourg Stock Exchange and to have the Bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Validity of the Bonds

The validity of the Bonds will be passed upon for Uruguay by Counsel to the Ministry of Economy and Finance of Uruguay and by Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, special New York counsel to Uruguay.

The validity of the Bonds will be passed upon for the underwriters by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, United States counsel to the underwriters, and by Guyer & Regules, Plaza Independencia 811, 11100 Montevideo, Uruguayan counsel to the underwriters.

As to all matters of Uruguayan law, Cleary Gottlieb Steen & Hamilton LLP may rely on the opinion of Counsel to the Ministry of Economy and Finance of Uruguay, and Shearman & Sterling LLP may rely on the opinion of Guyer & Regules.

As to all matters of United States law, Counsel to the Ministry of Economy and Finance of Uruguay may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP, and Guyer & Regules may rely on the opinion of Shearman & Sterling LLP. All statements with respect to matters of Uruguayan law in this prospectus supplement and the accompanying prospectus have been passed upon by Counsel to the Ministry of Economy and Finance of Uruguay and Guyer & Regules and are made upon their authority.

Significant Changes to Public Finance and Trading Position

Since December 31, 2012, other than as disclosed in “Recent Developments,” and the Amendment No. 1 to the 2012 Annual Report, each incorporated by reference in this Prospectus Supplement, there have been no significant changes to the public finance and trade data of the Republic of Uruguay.

Where You Can Find More Information

Uruguay has filed the Registration Statement with the SEC. You may request copies of this document, including all amendments thereto, the accompanying prospectus, any documents incorporated by reference into the Registration Statement and the various exhibits to these documents, free of charge, by contacting the Office of the Representative of the Ministry of Economy and Finance of the Republic of Uruguay, 1913 I Street N.W., Lobby, Washington, D.C. 20006, United States.

Uruguay is not subject to the informational requirements of the Exchange Act. Uruguay commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2004. These reports include certain financial, statistical and other information concerning Uruguay. Uruguay may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the Registration Statement to which this prospectus supplement and the accompanying prospectus relate. When filed, these exhibits will be incorporated by reference into the Registration Statement. See “Incorporation by Reference” on page S-2 of this prospectus supplement. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Uruguay’s SEC filings are available to the public from the SEC’s website at http://www.sec.gov and you may also read and copy these documents at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information.

You may inspect copies of the indenture and the forms of the Bonds during normal business hours on any weekday (except public holidays) at the offices of the trustee.

Clearing

The Bonds have been accepted for clearance through Euroclear and Clearstream, Luxembourg and DTC. The codes are:

ISIN	CUSIP	Common Code

PROSPECTUS

República Oriental del Uruguay

acting through Banco Central del Uruguay as its Financial Agent

Debt Securities

and/or

Warrants to Purchase Debt Securities

Uruguay may from time to time offer and sell its securities in amounts, at prices and on terms to be determined at the time of sale and provided in supplements to this prospectus. Uruguay may offer debt securities in exchange for other debt securities or that are convertible into new debt securities. Uruguay may offer securities having an aggregate principal amount of up to $4,999,816,715 (or the equivalent in other currencies) in the United States. The securities will be direct, general and unconditional public foreign debt of Uruguay and will rank equal in right of payment among themselves and with all other unsecured and unsubordinated foreign debt of Uruguay.

Uruguay may sell the securities directly, through agents designated from time to time or through underwriters. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

The trust indenture described in this prospectus contains collective action clauses with provisions regarding future modifications to the terms of debt securities issued thereunder that are described herein beginning on page 8. Under these provisions, modifications affecting the reserve matters listed in the indenture, including modifications to payment and other important terms, may be made to a single series of debt securities issued under the indenture with the consent of the holders of 75% of the aggregate principal amount outstanding of that series, and to multiple series of debt securities issued under the indenture with the consent of the holders of 85% of the aggregate principal amount outstanding of all affected series and 66 2/3 % in aggregate principal amount outstanding of each affected series.

This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement. You should read this prospectus and the supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 30, 2013.

ABOUT THIS PROSPECTUS

This prospectus provides a general description of the securities Uruguay may offer under the “shelf” registration statement it has filed with the Securities and Exchange Commission (the “SEC”). Each time Uruguay sells some of these securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

The following documents relating to Uruguay’s securities offered by this prospectus may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement;

•	any pricing supplement to a prospectus supplement; and

•	the documents incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement.

Forward-looking statements are statements that are not historical facts, including statements about Uruguay’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Uruguay undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. Uruguay cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•

adverse external factors, such as changes in international prices, high international interest rates and recession or low economic growth in Uruguay’s trading partners. Changes in international prices and high international interest rates could increase Uruguay’s current account deficit and budgetary expenditures. Recession or low economic growth in Uruguay’s trading partners could decrease exports (including manufactured goods) from Uruguay, reduce tourism to Uruguay, induce a contraction of the Uruguayan economy and, indirectly, reduce tax revenues and other public sector revenues and adversely affect the country’s fiscal accounts;

•

adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility and a further deterioration in the health of the domestic banking system. These factors could lead to lower economic growth or a decrease in Uruguay’s international reserves; and

•	other adverse factors, such as climatic or political events and international hostilities.

DATA DISSEMINATION

On February 18, 2004, Uruguay became the 56th subscriber to the IMF’s Special Data Dissemination Standard or SDDS, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released or the so-called “Advance Release Calendar.” For Uruguay, precise dates or “no-later-than-dates” for the release of data under the SDDS are disseminated in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. The Internet website is located at http://dsbb.imf.org. Neither the government nor any dealers, agents or underwriters acting on behalf of Uruguay in connection with the offer and sale of securities as contemplated in this prospectus accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, Uruguay will use the net proceeds from the sale of securities for the general purposes of the government of Uruguay, including but not limited to the refinancing, repurchase or retirement of domestic and external indebtedness of the government. Uruguay may also issue securities to be offered in exchange for any of its outstanding securities.

DESCRIPTION OF THE SECURITIES

This prospectus provides a general description of the debt securities and warrants that Uruguay may offer. Each time Uruguay offers securities, Uruguay will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the updated information in the prospectus supplement.

Debt Securities

Uruguay will issue the debt securities under a trust indenture dated May 29, 2003 among Uruguay, Banco Central del Uruguay, or Banco Central, as financial agent to Uruguay, and The Bank of New York, as trustee. Uruguay has filed the indenture and the forms of debt securities with the SEC. The following description summarizes some of the terms of the debt securities and the indenture. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the prospectus supplement, the indenture and the forms of debt securities before making your investment decision.

General

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities of that series. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•

if the debt securities will bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	the form of debt security (global or certificated);

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Uruguay to redeem the debt securities at its option;

•	any provisions that entitle the holders to repayment at their option;

•	the currency in which the debt securities are denominated and the currency in which Uruguay will make payments;

•	the authorized denominations;

•	a description of any index Uruguay will use to determine the amount of principal or any premium or interest payments; and

•	any other terms that do not conflict with the provisions of the indenture.

Uruguay may issue debt securities in exchange for other debt securities or that are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security for which it will be exchangeable or to which it will be converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Uruguay may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Uruguay may also issue debt securities that have floating rates of interest but are exchangeable for fixed rate debt securities. Uruguay will describe the applicable U.S. federal income tax consequences that may be associated with an investment in a series of the debt securities and other relevant considerations in the prospectus supplements for these offerings.

Uruguay is not required to issue all of its debt securities under the indenture and this prospectus, but instead may issue debt securities other than those described in this prospectus under other indentures and documentation. That documentation may contain different terms from those included in the indenture and described in this prospectus.

Status

The debt securities will be direct, unconditional and unsecured public foreign debt of Uruguay and will not have the benefit of any separate undertaking of other governmental entities (including Banco Central). They will rank equal in right of payment among themselves and with all of Uruguay’s existing and future unsecured and unsubordinated foreign debt, as defined under “—Negative Pledge” below. Uruguay has pledged its full faith and credit to make all payments on the debt securities when due.

Payment of Principal and Interest

Uruguay will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. See “Global Securities” below.

Uruguay will arrange for payments to be made on any certificated debt securities to the registered holders of the debt securities on the specified payment dates. Uruguay may make such payments by wire transfer or by check mailed to the holder’s registered address.

If any date for an interest or principal payment on a debt security denominated in U.S. dollars is a day on which banking institutions in New York City are authorized or obligated by law or executive order to be closed, Uruguay will make the payment on the next New York City banking day. A similar rule will apply to payments under securities denominated in other currencies, but with reference to business days in the place of payment. No interest on the debt securities will accrue as a result of this delay in payment.

If any money that Uruguay pays to the trustee or to any paying agent to make payments on any debt securities is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Uruguay on Uruguay’s written request. Uruguay will hold such unclaimed money in trust for the relevant holders of those debt securities. After any such repayment, neither the trustee nor any paying agent will be liable for the payment. However, Uruguay’s obligations to make payments on the debt securities as they become due will not be affected until the expiration of the prescription period, if any, specified in the securities (see “—Limitations on Time for Claims” below).

Additional Amounts

Uruguay will make all principal and interest payments on the debt securities without withholding or deducting any present or future taxes imposed by Uruguay or any of its political subdivisions. If Uruguayan law requires Uruguay to deduct or withhold taxes (which it currently does not require), Uruguay will pay the holders of debt securities the additional amounts necessary to ensure that they receive the same amount as they would have received without any withholding or deduction.

Uruguay will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:

•	the holder of debt securities has or had some connection with Uruguay other than merely owning the securities or receiving principal and interest payments on the securities;

•

the holder of debt securities has failed to comply with any certification or other reporting requirement concerning its nationality, residence, identity or connection with Uruguay, and Uruguay requires compliance with these reporting requirements as a precondition to exemption from Uruguayan withholding taxes or deductions and has provided notice of such requirement to the trustee at least 60 days prior to the date such compliance is required; or

•	the holder of debt securities has failed to present its security within 30 days after a payment of principal or interest has been made available to the holder.

Uruguay will pay any administrative, excise or property taxes that arise in Uruguay under Uruguayan law in connection with the debt securities. Uruguay will also indemnify the holder of debt securities against any administrative, excise or property taxes resulting from the enforcement of the obligations of Uruguay under the debt securities following an event of default.

Form and Denominations

Unless otherwise provided in the applicable prospectus supplement, Uruguay will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of $1,000 and integral multiples of $1,000.

Redemption, Repurchase and Early Repayment

Unless otherwise provided in the applicable prospectus supplement, the debt securities will not be redeemable before maturity at the option of Uruguay or repayable before maturity at the option of the holder. Nevertheless, Uruguay may at any time repurchase the debt securities at any price in the open market or otherwise. Uruguay may hold or resell debt securities it purchases or may surrender them to the trustee for cancellation.

Negative Pledge

Uruguay has agreed that as long as any of the debt securities remain outstanding or any amount payable by Uruguay under the indenture remains unpaid, Uruguay will not grant or allow any lien to be placed on its assets or revenues or the assets or revenues of Banco Central as security for any of its public foreign debt, unless it contemporaneously grants or allows a lien that provides security on the same terms for Uruguay’s obligations under the debt securities.

For this purpose:

•

“foreign debt” means obligations of or guaranteed (whether by contract, statute or otherwise) by the Republic or Banco Central for borrowed money or evidenced by bonds, debentures, notes or other similar instruments denominated or payable, or which at the option of the holder thereof may be payable, in a currency other than the local currency of Uruguay;

•

“lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from the proceeds of any assets or revenues of any kind whether in effect on the date the indenture becomes effective or at any time thereafter; and

•

“public foreign debt” means any foreign debt that is in the form of, or represented by, bonds, notes or other securities that are or may be quoted, listed or ordinarily purchased or sold on any stock exchange, automated trading system or over-the-counter or other securities market.

However, Uruguay may grant or agree to certain permitted types of liens, as described below:

•

any lien on property to secure public foreign debt arising in the ordinary course of business to finance export, import or other trade transactions, which matures (after giving effect to all renewals and refinancings thereof) not more than one year after the date on which that public foreign debt was originally incurred;

•

any lien on property to secure public foreign debt that was incurred solely for the purpose of financing Uruguay’s acquisition of the property (or, in the case of public foreign debt guaranteed by Uruguay, acquisition by the relevant debtor);

•

any lien on property arising by operation of law in connection with public foreign debt, including any right of set-off with respect to demand or time deposits maintained with financial institutions and bankers’ liens with respect to property held by financial institutions;

•	any lien existing on property at the time of acquisition;

•

any lien on property created pursuant to the Collateral Pledge Agreement dated as of February 19, 1991 made by Banco Central in favor of the Federal Reserve Bank of New York, as collateral agent, to secure the Series A and Series B Collateralized Fixed Rate Notes Due 2021;

•	any lien in existence as of the issue date of the relevant series of debt securities; and

•

any lien securing public foreign debt incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project provided that (a) the holders of the public foreign debt agree to limit their recourse to the assets and revenues of project as the principal source of repayment and (b) the property over which the lien is granted consists solely of the assets and revenues of the project.

Events of Default

Each of the following is an event of default under any series of debt securities:

1. Non-Payment: Uruguay’s failure for a period of 30 consecutive days to make a payment of principal or interest when due on any debt security of that series; or

2. Breach of Other Obligations: The failure for a period of 60 days following written notice to Uruguay by the trustee or holders representing 25% of the outstanding debt securities of that series to remedy the failure by Uruguay or, where applicable, Banco Central acting on Uruguay’s behalf, to observe or perform any of the covenants or agreements provided in the debt securities of that series or the indenture (other than a non-payment default); or

3. Cross Default:

•

Uruguay fails to make a payment when due or within the applicable grace period on public foreign debt issued, or amended as to payment terms, on or after April 10, 2003 having an aggregate principal amount greater than or equal to US$60,000,000 (or its equivalent in other currencies);

•

Any public foreign debt of Uruguay issued, or amended as to payment terms, on or after April 10, 2003 having an aggregate principal amount greater than or equal to US$60,000,000 (or its equivalent in other currencies) is accelerated due to an event of default, unless the acceleration is rescinded or annulled; or

4. Moratorium: Uruguay or certain courts declare a general suspension of payments or a moratorium on payment of Uruguay’s public foreign debt issued, or amended as to payment terms, on or after April 10, 2003; or

5. Validity:

•

The validity of the debt securities of that series is contested in certain formal proceedings by Uruguay or by any governmental entity of Uruguay that has the legal power to contest the validity of the securities;

•	Uruguay denies any of its obligations to the holders of that series under the debt securities or the indenture; or

•

A legislative or constitutional measure or a final decision by a court in Uruguay purports to render any material provision of the debt securities of that series invalid or to prevent or delay the performance of any of Uruguay’s material obligations under the securities; or

6. Failure of Authorizations: Any law, regulation or governmental authorization necessary for Uruguay to perform its material obligations under the debt securities of that series ceases to be in full force and effect or is modified in a manner that adversely affects the rights or claims of any of the holders; or

7. Judgments: Any of several special types of judgments is levied against all or any substantial part of the assets of Uruguay in connection with a monetary judgment exceeding US$60,000,000 (or its equivalent in other currencies) and Uruguay does not adequately satisfy, bond, contest in good faith, or receive a stay of execution in respect of, such judgment within 45 days; or

8. Illegality: Any applicable law, rule or regulation is adopted which would make it unlawful for Uruguay to comply with its obligations described in “Additional Amounts” above; or

9. IMF Membership: Uruguay ceases to be a member of the IMF.

If any of the above events of default occurs and is continuing, holders holding debt securities representing at least 25% of the aggregate principal amount of the then-outstanding debt securities of that series may declare the principal amount of all the debt securities of that series to be due and payable immediately by giving written notice to Uruguay or Banco Central, with a copy to the trustee.

Holders holding debt securities representing in the aggregate at least two-thirds of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults, and their consequences, on behalf of the holders of all of the debt securities of that series, if:

•

following the declaration that the principal of the debt securities of that series has become due and payable immediately, Uruguay deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the trustee; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Suits for Enforcement and Limitations on Suits by Holders

If an event of default for a series has occurred and is continuing, the trustee may institute judicial action to enforce the rights of the holders of that series. With the exception of a suit to enforce the absolute right of a holder to receive payment of the principal of and interest on debt securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless (1) such holder has given notice to the trustee that a default with respect to that series has occurred and is continuing, (2) holders of at least 25% of the aggregate principal amount outstanding of that series have instructed the trustee to institute an action or proceeding and provided an indemnity satisfactory to the trustee, and (3) 60 days have passed since the trustee received the instruction and the trustee has failed to institute an action or proceeding as directed. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

Meetings

Uruguay or the trustee at any time may, and upon written request to the trustee by holders of at least 10% of the aggregate principal amount of the debt securities of any series the trustee shall, call a meeting of holders of the debt securities of that series. This meeting will be held at the time and place determined by Uruguay and Banco Central and specified in a notice sent to the holders by the trustee. This notice must be given at least 30 days and not more than 60 days prior to the meeting.

Registered holders holding debt securities representing at least a majority of the aggregate principal amount of the then-outstanding debt securities of a series will constitute a quorum at a meeting of registered holders described above. If there is no quorum, the meeting may be adjourned for a period of at least ten days, and if there is no quorum at the adjourned meeting, it may be further adjourned, provided in each case that notice is given at least five days prior to each date the meeting is to be reconvened. At the reconvening of any meeting that had been adjourned twice, registered holders holding debt securities representing at least 25% of the aggregate principal amount of the then-outstanding debt securities of the series will constitute a quorum.

Modifications

The debt securities contain collective action clauses with provisions regarding future modifications to the terms of the debt securities. These clauses are described below.

Any modification, amendment, supplement or waiver to the indenture or the terms and conditions of the debt securities of one or more series may be made or given pursuant to a written action of the holders of the debt securities of that series without the need for a meeting or by vote of the holders of the debt securities of that series taken at a meeting of holders thereof, in each case in accordance with the applicable provisions of the indenture or the debt securities.

Any modification, amendment, supplement or waiver to the terms and conditions of the debt securities of a single series, or to the indenture insofar as it affects the debt securities of a single series, may generally be made, and future compliance therewith may be waived, with the consent of Uruguay and the holders of not less than 66 2/3% in aggregate principal amount of the debt securities of such series at the time outstanding.

However, special requirements apply with respect to any modification, amendment, supplement or waiver that would:

•	change the date for payment of principal or premium of, or any installment of interest on, the debt securities of a series;

•	reduce the principal amount or redemption price or premium, if any, payable under the debt securities of a series;

•	reduce the portion of the principal amount which is payable in the event of an acceleration of the maturity of the debt securities of a series;

•	reduce the interest rate on the debt securities of a series;

•	change the currency or place of payment of any amount payable under the debt securities of a series;

•	change the obligation of Uruguay to pay additional amounts in respect of the debt securities of a series;

•

change the definition of outstanding or the percentage of votes required for the taking of any action pursuant to the modification provisions of the indenture (and the corresponding provisions of the terms and conditions of the debt securities) in respect of the debt securities of a series;

•

authorize the trustee, on behalf of all holders of the debt securities of a series, to exchange or substitute all the debt securities of that series for, or convert all the debt securities of that series into, other obligations or securities of Uruguay or any other Person; or

•	change the pari passu ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms and conditions of the debt securities of a series.

We refer to the above subjects as “reserve matters” and to any modification, amendment, supplement or waiver constituting a reserve matter as a “reserve matter modification.”

Any reserve matter modification to the terms and conditions of the debt securities of a single series, or to the indenture insofar as it affects the debt securities of a single series, may generally be made, and future compliance therewith may be waived, with the consent of Uruguay and the holders of not less than 75% in aggregate principal amount of the debt securities of such series at the time outstanding.

If Uruguay proposes any reserve matter modification to the terms and conditions of the debt securities of two or more series, or to the indenture insofar as it affects the debt securities of two or more series, in either case as part of a single transaction, Uruguay may elect to proceed pursuant to provisions of the indenture providing that such modifications may be made, and future compliance therewith may be waived, for each affected series if made with the consent of Uruguay and

•	the holders of not less than 85% in aggregate principal amount of the outstanding debt securities of all series that would be affected by that modification (taken in aggregate), and

•	the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series (taken individually).

If any reserve matter modification is sought in the context of a simultaneous offer to exchange the debt securities of one or more series for new debt instruments of Uruguay or any other person, Uruguay shall ensure that the relevant provisions of the affected debt securities, as amended by such modification, are no less favorable to the holders thereof than the provisions of the new instrument being offered in the exchange, or if more than one debt instrument is offered, no less favorable than the new debt instrument issued having the largest aggregate principal amount.

Uruguay agrees that it will not issue new debt securities or reopen any existing series of debt securities with the intention of placing such debt securities with holders expected to support any modification proposed by Uruguay (or that Uruguay plans to propose) for approval pursuant to the modification provisions of the indenture or the terms and conditions of any series of debt securities.

Any modification consented to or approved by the holders of the debt securities of one or more series pursuant to the modification provisions will be conclusive and binding on all holders of the debt securities of that series, whether or not they have given such consent or were present at a meeting of holders at which such action was taken, and on all future holders of the debt securities of that series whether or not notation of such modification is made upon the debt securities of that series. Any instrument given by or on behalf of any holder of a debt security in connection with any consent to or approval of any such modification will be conclusive and binding on all subsequent holders of such debt security.

Before seeking the consent of any holder of a debt security of any series to a reserve matter modification affecting that series, Uruguay shall provide to the trustee (for onward distribution to the holders of the affected debt securities) the following information:

•	a description of the economic or financial circumstances that, in Uruguay’s view, explain the request for the proposed modification;

•

if Uruguay shall at the time have entered into a standby, extended funds or similar program with the International Monetary Fund, a copy of that program (including any related technical memorandum); and

•

a description of Uruguay’s proposed treatment of its other major creditor groups (including, where appropriate, Paris Club creditors, other bilateral creditors and internal debtholders) in connection with Uruguay’s efforts to address the situation giving rise to the requested modification.

For purposes of determining whether the required percentage of holders of the notes has approved any modification, amendment, supplement or waiver or other action or instruction pursuant to the indenture or, in the case of a meeting, whether sufficient holders are present for quorum purposes, any debt securities owned or controlled, directly or indirectly, by Uruguay or any public sector instrumentality of Uruguay will be disregarded and deemed to be not outstanding. As used in this paragraph, “public sector instrumentality” means Banco Central, any department, ministry or agency of the government of Uruguay or any corporation, trust, financial institution or other entity owned or controlled by the government of Uruguay or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity. In determining whether the trustee shall be protected in relying upon any modification, amendment, supplement or waiver, or any notice from holders, only debt securities that the trustee knows to be so owned shall be so disregarded. Prior to any vote on a reserve matter modification affecting any series of debt securities, Uruguay shall deliver to the trustee a certificate signed by an authorized representative of Uruguay specifying, for Uruguay and each public sector instrumentality, any debt securities of that series deemed to be not outstanding as described above or, if no debt securities of that series are owned or controlled by Uruguay or any public sector instrumentality, a certificate signed by an authorized representative of Uruguay to this effect.

Warrants

If Uruguay issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, Uruguay will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Uruguay may issue the warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement between Uruguay and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures of, and conditions to, exercise of the warrants;

•	the date or dates on which you must exercise the warrants;

•	whether and under what conditions Uruguay may cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special considerations regarding federal income tax in the United States or other countries;

•	any other terms of the warrants.

Global Securities

The Depository Trust Company, or DTC, Euroclear Bank S.A./C.V., or Euroclear, and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Uruguay nor the trustee will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, neither Uruguay nor the trustee will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Uruguay may issue the warrants or the debt securities of a series in whole or in part in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities. Uruguay refers to the intangible securities represented by a global security as “book-entry” securities.

Uruguay will deposit any global security it issues with a clearing system. The global security will be registered in the name of the clearing system or its nominee or common depositary. Unless a global security is exchanged for certificated securities, as discussed below under “Certificated Securities,” it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include DTC in the United States and Euroclear and Clearstream, Luxembourg in Europe.

Clearing systems process the clearance and settlement of book-entry securities for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold book-entry securities through participants in any of these systems, subject to applicable securities laws.

If you wish to purchase book-entry securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase book-entry securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant.

When you hold securities in this manner, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Uruguay and the trustee run only to the registered owner or bearer of the global security, which will be the relevant clearing system or its nominee or common depositary. For example, once Uruguay arranges for payments to be made to the registered holder, Uruguay will no longer be liable for the amounts so paid on the security, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Uruguay to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of a security is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Uruguay.

As an owner of book-entry securities represented by a global security, you will also be subject to the following restrictions:

•

you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name, except under the circumstances described below under “—Certificated Securities”;

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form; and

•	you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective.

The Clearing Systems

The following description reflects Uruguay’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg. Uruguay has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg. These systems could change their rules and procedures at any time, and Uruguay takes no responsibility for their actions.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When book-entry securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day, European time, after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When book-entry securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the book-entry securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Unless otherwise specified in a prospectus supplement, Uruguay will issue securities in certificated form only if:

•

the depositary notifies Uruguay that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Uruguay or Banco Central acting on Uruguay’s behalf does not appoint a successor depositary or clearing agency within 90 days;

•	Uruguay decides it no longer wishes to have all or part of the debt securities represented by global securities; or

•

the trustee has instituted or been directed to institute any judicial proceeding to enforce the rights of the holders under the debt securities and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Uruguay may issue, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Uruguay and to the trustee an indemnity under which it will agree to pay Uruguay, the trustee and any of their respective agents for any losses they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Uruguay and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Uruguay issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee as specified in the indenture in New York City, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Uruguay will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Uruguay may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of or interest on the securities.

Trustee

The indenture establishes the obligations and duties of the trustee, the right to indemnification of the trustee and the liability and responsibility, including limitations, for actions that the trustee takes. The trustee is entitled to enter into business transactions with Uruguay or Banco Central acting on Uruguay’s behalf or any of their respective affiliates without accounting for any profit resulting from these transactions.

Paying Agents; Transfer Agents; Registrar

Uruguay may appoint paying agents, transfer agents and a registrar with respect to each series of securities, which will be listed at the back of the relevant prospectus supplement. Uruguay or Banco Central acting on Uruguay’s behalf may at any time appoint new paying agents, transfer agents and registrars with respect to a series. Uruguay, however, will at all times maintain a principal paying agent in a Western European or United States city and a registrar in New York City for each series until the securities of that series are paid. Uruguay will provide prompt notice of termination, appointment or change in the office of any paying agent, transfer agent or registrar acting in connection with any series of securities.

Notices

All notices to holders will be published in the Financial Times in London. If at any time publication in the Financial Times is not practicable, Uruguay will publish notices in another daily newspaper with general circulation in London. Any notice so published shall be deemed to have been given on the date of its publication.

Notices will also be mailed to holders at their registered addresses. So long as a clearing system, or its nominee or common custodian, is the registered holder of a global security, each person owning a beneficial interest in that global security must rely on the procedures of that clearing system to receive notices provided to it. Each person owning a beneficial interest in a global security who is not a participant in a clearing system must rely on the procedures of the participant through which the person owns its interest in the global security to receive notices provided to the clearing system. Uruguay will consider mailed notice to have been given three business days after it has been sent.

Further Issues of Securities

Uruguay may from time to time, without the consent of existing holders, create and issue securities with the same terms and conditions as any outstanding series of securities (or the same except for the amount of the first interest payment) so long as the additional securities are consolidated and form a single series with any outstanding series, except as otherwise set forth in the Prospectus Supplement of a series.

Limitation on Time for Claims

Claims against Uruguay for the payment of principal or interest on the securities (including additional amounts) must be made within four years after the date on which such payment first became due, or a shorter period if provided by law.

Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment

The securities and the indenture are governed by, and will be interpreted according to, the law of the State of New York.

The securities and the indenture provide that Uruguay will appoint and maintain at all times as its process agent CT Corporation System, with an office on the date of this Prospectus at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States of America. Process may be served upon Uruguay’s process agent in any judicial action or proceeding commenced by the trustee or any holder arising out of or relating to the securities and the indenture in a New York state or federal court sitting in New York City.

The process agent will receive on behalf of Uruguay and its property service of copies of the summons and complaint and any other process that may be served in any such action or proceeding brought in such New York state or federal court sitting in New York City. This service may be made by mailing or delivering a copy of this process to Uruguay at the address specified above for the process agent. Uruguay authorizes and directs the process agent to accept such service on its behalf.

Uruguay also will consent (as an alternative) to the service of any and all process in any such action or proceeding in such New York state or federal court sitting in New York City by the mailing of copies of such process to itself at its address specified in the indenture.

In addition, the trustee or, in actions permitted to be taken by the holders, the holders of securities may serve legal process in any other manner permitted by law and bring any action or proceeding against Uruguay or its property in the competent courts of other proper jurisdictions pursuant to applicable law.

Uruguay is a foreign sovereign state. Consequently, it may be difficult for the trustee or the holders of securities to obtain judgments from courts in the United States or elsewhere against Uruguay. Furthermore, it may be difficult for the trustee or holders to enforce, in the United States or elsewhere, the judgments of United States or foreign courts against Uruguay.

In connection with any legal action relating to the securities, Uruguay will:

•

submit to the jurisdiction of any New York state or federal court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the securities; and

•

agree that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court and waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of the place of residence or domicile of Uruguay.

To the extent that Uruguay has or may acquire or have attributed to it any immunity under any law (including, to the fullest extent permitted, under Uruguayan law), Uruguay will waive that immunity in respect of any claims or actions regarding its obligations under the securities, except that Uruguay will not waive immunity from attachment prior to judgment and attachment in aid of execution under Uruguayan law. Uruguay agrees that this waiver shall be to the fullest extent permitted under the United States Foreign Sovereign Immunities Act of 1976 and is intended to be irrevocable for purposes of that law.

Uruguay reserves the right to plead sovereign immunity under the Foreign Sovereign Immunities Act with respect to actions brought against it under United States federal securities laws or any state securities laws, and Uruguay’s appointment of the process agent will not extend to such actions. Without a waiver of immunity by Uruguay with respect to such actions, it would be impossible to obtain a United States judgment in an action against Uruguay unless a court were to determine that Uruguay is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to that action. However, even if a United States judgment could be obtained in an action under the Foreign Sovereign Immunities Act, it may not be possible to enforce in Uruguay a judgment based on that United States judgment.

Uruguay will waive, to the fullest extent permitted by law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any action or proceeding (including appeals) arising out of or relating to the securities, the posting of any security or the furnishing, directly or indirectly, of any other security.

A final judgment in any of the above actions or proceedings will be conclusive and may be enforced in other jurisdictions.

A judgment obtained against Uruguay in a foreign court can be enforced in the courts of Uruguay, if such judgment is ratified by the Uruguayan Supreme Court. Based on existing law, the Uruguayan Supreme Court will ratify such a judgment:

(a) if there exists a treaty with the country where such judgment was issued (no such treaty exists at the present time between Uruguay and the United States); or

(b) if such judgment:

•	complies with all formalities required for the enforceability thereof under the laws of the country where it was issued;

•	has been translated into Spanish, together with related documents, and satisfies the authentication requirements of Uruguayan law;

•	was issued by a competent court after valid service of process upon the parties to the action;

•	was issued after an opportunity was given to the defendant to present its defense;

•	is not subject to further appeal; and

•	is not against Uruguayan public policy.

Indemnification for Foreign Exchange Rate Fluctuations

Uruguay’s obligation to any holder under the securities that has obtained a court judgment affecting those securities will be discharged only to the extent that the holder may purchase the currency in which the securities are denominated, referred to as the “agreement currency,” with the judgment currency. If the holder cannot purchase the agreement currency in the amount originally to be paid, Uruguay agrees to pay the difference. The holder, however, agrees to reimburse Uruguay for the excess if the amount of the agreement currency purchased exceeds the amount originally to be paid to the holder. If Uruguay is in default of its obligations under the securities, however, the holder will not be obligated to reimburse Uruguay for any excess.

TAXATION

The following discussion provides a general summary of certain Uruguayan and U.S. federal income tax considerations that may be relevant to you if you purchase, own or sell the debt securities. This summary is based on tax laws, regulations, rulings and decisions in effect on the date of this prospectus. All of these laws and authorities are subject to change, and any change could be effective retroactively. No assurances can be given that any change in these laws or authorities will not affect the accuracy of the discussion set forth herein. Additional information may be included in the prospectus supplement with respect to a series of the securities. For further information, you should consult your tax advisor to determine the tax consequences relevant to your particular situation. In addition, you may be required to pay stamp taxes and other charges under the laws of the country where you purchase the debt securities.

Uruguayan Taxation

Under existing laws and regulations of Uruguay, if you are not a resident of Uruguay for tax purposes, the principal and interest payments that you receive on the debt securities will be exempt from taxation in Uruguay.

Uruguay will make all principal and interest payments on the debt securities without withholding or deducting any Uruguayan taxes. If the law requires Uruguay to withhold or deduct taxes, Uruguay will pay you any additional amounts necessary to ensure that you receive the same amount as you would have received without the withholding or deduction. For more information, see “Description of the Securities—Additional Amounts.”

United States Federal Taxation

In general, a United States person who holds the debt securities or owns a beneficial interest in the debt securities will be subject to United States federal taxation in respect of holding, owning or disposing the debt securities. You are a United States person for U.S. federal income tax purposes if you are:

•	a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,

•	a corporation, partnership or other entity organized under the laws of the United States or any political subdivision,

•	an estate, the income of which is subject to United States federal income taxation regardless of its source, or

•

a trust if (i) a United States court is able to exercise primary supervision over the trust’s administration and (ii) one or more United States persons have the authority to control all of the trust’s substantial decisions.

Under current United States federal income tax law, if you are not a United States person, the interest payments that you receive on the debt securities generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below) of the United States Internal Revenue Service to establish that you are not a United States person.

Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest payments you receive if:

•	you are an insurance company carrying on a United States insurance business, within the meaning of the United States Internal Revenue Code of 1986, or

•

you have an office or other fixed place of business in the United States that receives the interest and you (i) earn the interest in the course of operating a banking, financing or similar business in the United States or (ii) are a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

If you are not a United States person, any gain you realize on a sale or exchange of the debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States, or

•

you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

The trustee must file information returns with the United States Internal Revenue Service in connection with payments made on the debt securities to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the trustee. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

PLAN OF DISTRIBUTION

Terms of Sale

Uruguay will describe the terms of a particular offering of securities in the applicable prospectus supplement, including the following:

•	the name or names of any underwriters, dealer/managers or agents;

•	the purchase price of the securities, if any;

•	the proceeds to Uruguay from the sale, if any;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any agents’ commissions;

•	any initial public offering price of the securities;

•	any concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Uruguay may agree to indemnify any agents and underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933. The agents and underwriters may also be entitled to contribution from Uruguay for payments they make relating to these liabilities. Agents and underwriters may engage in transactions with or perform services for Uruguay in the ordinary course of business.

Method of Sale

Uruguay may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

If Uruguay uses underwriters or dealers in a sale, they will acquire the securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Uruguay may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of securities may be subject to conditions. The underwriters may change the initial public offering price or any concessions allowed or reallowed or paid to dealers.

Uruguay may also sell the securities directly or through agents. Any agent will generally act on a reasonable best efforts basis for the period of its appointment. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Uruguay may pay those agents.

In compliance with applicable guidelines of the Financial Industry Regulatory Authority or “FINRA,” the maximum compensation to the underwriters or agents in connection with the sale of securities pursuant to the applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of the securities as set forth on the cover page of the applicable prospectus supplement.

Uruguay may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase a particular offering of securities at the public offering price using delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

In addition, Uruguay may offer the securities to holders of other securities issued or guaranteed by Uruguay as consideration for Uruguay’s purchase or exchange of the other securities, including as part of a reprofiling of Uruguay’s public debt. Uruguay may conduct such an offer either (a) through a publicly announced tender or exchange offer for the other securities or (b) through privately negotiated transactions. This type of offer may be in addition to sales of the same securities using the methods discussed above.

Non-U.S. Offerings

Uruguay will generally not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Uruguay cannot offer, sell or deliver such securities within the United States or to U.S. persons. When Uruguay offers or sells securities outside the United States, each underwriter or dealer will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each underwriter or dealer will agree that:

•	it has not offered or sold, and will not offer or sell, any of these unregistered securities within the United States, except pursuant to Rule 903 of Regulation S under the Securities Act; and

•	neither it nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts regarding these securities.

OFFICIAL STATEMENTS

Information in this prospectus whose source is identified as a publication of, or supplied by, Uruguay or one of Uruguay’s agencies or instrumentalities relies on the authority of such publication as a public official document of Uruguay. All other information in this prospectus, any prospectus supplement and in the registration statement for the securities that Uruguay has filed with the SEC (of which this prospectus is a part) is included as an official public statement made on the authority of Mr. Fernando Lorenzo, the Minister of Economy and Finance of Uruguay.

VALIDITY OF THE SECURITIES

The following persons, whose addresses will appear on the inside back cover of the applicable prospectus supplement or pricing supplement, will give opinions regarding the validity of the securities:

•	For Uruguay:

•	as to all matters of Uruguayan law, Counsel to the Ministry of Economy and Finance of Uruguay; and

•

as to all matters of U.S. law, Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to Uruguay and Banco Central on Uruguay’s behalf or any other counsel to Uruguay and Banco Central named in the applicable prospectus supplement.

•	For the underwriters, if any:

•	as to all matters of U.S. law, any U.S. counsel to the underwriters named in the applicable prospectus supplement; and

•	as to all matters of Uruguayan law, any Uruguayan counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Uruguayan law:

•

Cleary Gottlieb Steen & Hamilton LLP, or any other counsel to Uruguay and Banco Central named in the applicable prospectus supplement, may rely on the opinion of Counsel to the Ministry of Economy and Finance of Uruguay; and

•	Any U.S. counsel to the underwriters may rely on the opinions of Counsel to the Ministry of Economy and Finance of Uruguay and any Uruguayan counsel to the underwriters.

As to all matters of U.S. law:

•

Counsel to the Ministry of Economy and Finance of Uruguay may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP, or any other counsel to Uruguay or Banco Central named in the applicable prospectus supplement; and

•	Any Uruguayan counsel to the underwriters may rely on the opinion of any U.S. counsel to the underwriters.

AUTHORIZED REPRESENTATIVE

The Authorized Representative of Uruguay in the United States is Carlos Pita, the Ambassador of Uruguay to the United States of America, whose address is 1913 I Street N.W., Lobby, Washington, D.C. 20006.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that Uruguay filed with the U.S. Securities and Exchange Commission. This prospectus does not contain all of the information provided in the registration statement. For further information, you should refer to the registration statement.

Uruguay is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Uruguay commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2004. These reports include certain financial, statistical and other information concerning Uruguay. Uruguay may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, these exhibits will be incorporated by reference into this registration statement.

You can request copies of the registration statement, including its various exhibits, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Any filings that Uruguay makes electronically are available to the public over the Internet at the SEC’s website (http://www.sec.gov). Please call the SEC at 1-800-SEC-0330 for further information.

The SEC allows Uruguay to incorporate by reference some information that Uruguay files with the SEC. Incorporated documents are considered part of this prospectus. Uruguay can disclose important information to you by referring you to those documents. The following documents, which Uruguay has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus, any accompanying prospectus supplement and any accompanying pricing supplement:

•	Uruguay’s annual report on Form 18-K for the year ended December 31, 2012 filed with the SEC on July 9, 2013 (the “2012 Annual Report”);

•	Amendment No. 1 on Form 18-K/A to the 2012 Annual Report filed with the SEC on July 29, 2013;

•	Any amendment on Form 18-K/A to the 2012 Annual Report filed prior to the termination of the offering of the debt securities and/or warrants; and

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the debt securities and/or warrants.

Later information that Uruguay files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

República Oriental del Uruguay

c/o Ministry of Economy and Finance

Colonia 1089—Third Floor

11100 Montevideo

República Oriental del Uruguay

Fax No.: +598-2-1712-2716

Telephone No.: +598-2-1712-2957

Attention: Ms. Azucena Arbeleche

Uruguay’s SEC file number is 333-07128

THE ISSUER

República Oriental del Uruguay

c/o Ministry of Economy and

Finance

Colonia 1089—Third Floor

11100 Montevideo

Uruguay

TRUSTEE, REGISTRAR,

TRANSFER AGENT AND

PRINCIPAL PAYMENT AGENT

The Bank of New York Mellon

101 Barclay Street, Floor 4E

New York, New York 10286

United States

PAYING AGENT AND TRANSFER AGENT IN LUXEMBOURG

The Bank of New York Mellon (Luxembourg) S.A.

Vertigo Building-Polaris

2-4 rue Eugène Ruppert

L-2453 Luxembourg

LISTING AGENT

The Bank of New York Mellon (Luxembourg) S.A.

Vertigo Building-Polaris

2-4 rue Eugène Ruppert

L-2453 Luxembourg

LEGAL ADVISORS

To Uruguay as to U.S. law: Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 United States	To Uruguay as to Uruguayan law: Dr. Fernando Scelza Counsel to the Ministry of Economy and Finance of the Republic of Uruguay Colonia 1089 11100 Montevideo, Uruguay

To the underwriters as to U.S. law: Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 United States	To the underwriters as to Uruguayan law: Guyer & Regules Plaza Independencia 811 11100 Montevideo Uruguay

República Oriental del Uruguay

Until 40 days after the settlement date, all dealers effecting transactions in the Bonds, whether or not participating in this offering, may be required to deliver a copy of this prospectus supplement and the accompanying prospectus, as they may have been supplemented. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.